UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Fair Isaac Corporation
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FAIR ISAAC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 1, 2011,
AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the Annual Meeting of the Stockholders of Fair Isaac Corporation (“Annual Meeting”) will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Tuesday, February 1, 2011

PLACE	Offices of Fair Isaac Corporation 200 Smith Ranch Road San Rafael, California

ITEMS OF BUSINESS	1. To elect nine directors to serve until the 2012 Annual Meeting and thereafter until their successors are elected and qualified;

2. A non-binding advisory vote to approve the compensation of our executive officers disclosed in this proxy statement;

3. A non-binding advisory vote on the desired frequency of a non-binding advisory vote to approve our executive officer compensation practices;

4. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2011; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying proxy statement.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on December 8, 2010. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least ten days prior to the Annual Meeting at our offices at 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota.

ANNUAL REPORT	Our 2010 Annual Report on Form 10-K accompanies this proxy statement.

VOTING	Your Vote is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the Internet or telephone voting instructions on the proxy card. Any registered stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING	Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

Mark R. Scadina
Executive Vice President, General Counsel and Secretary

December 27, 2010

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Fair Isaac Corporation
901 Marquette Avenue, Suite 3200
Minneapolis, Minnesota 55402-3232

Proxy Statement

ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on February 1, 2011, because you were a stockholder of Fair Isaac Corporation (“FICO,” “the Company,” “we,” “our,” “us”) at the close of business on December 8, 2010, the record date, and are entitled to vote at the meeting.

This proxy statement, the proxy card and the Annual Report on Form 10-K (the “Proxy Material”) are being mailed to stockholders beginning on or about December 27, 2010. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services (“BNY Mellon”), you are considered the “stockholder of record” with respect to those shares. We sent the Proxy Material directly to you. You have the right to vote these shares directly.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In this case, the Proxy Material has been forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

What am I voting on?

•	Election of nine directors: A. George Battle; Nicholas F. Graziano; Mark N. Greene; Alex W. Hart; James D. Kirsner; William J. Lansing; Rahul N. Merchant; Margaret L. Taylor; and Duane E. White;

•	Non-binding advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement;

•	Non-binding advisory vote on the desired frequency of a non-binding advisory vote to approve our executive officer compensation practices;

•	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending September 30, 2011; and

•	Any other such business as may properly come before the meeting or any adjournment thereof.

The Board recommends a vote FOR each of the nominees to the Board of Directors, FOR the advisory approval of the compensation of our executive officers as disclosed in this proxy statement, in favor of holding the non-binding advisory vote to approve our executive officer compensation practices every TWO YEARS, and FOR the ratification of Deloitte’s appointment as independent registered public accounting firm for the fiscal year ending September 30, 2011.

What is the voting requirement to elect the directors (Proposal 1)?

To be elected, each director requires that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted. Abstentions will not be counted “FOR” or “AGAINST” a nominee. Your broker or other nominee does not have discretionary authority to vote your shares on the election of directors, if your broker, bank, trust or other nominee does not receive voting instructions from you. Therefore, broker non-votes will not be counted “FOR” or “AGAINST” a nominee.

What is the voting requirement for advisory approval of the executive officer compensation practices disclosed in this proxy statement (Proposal 2)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is necessary for advisory approval of the executive compensation practices disclosed in this proxy statement. Because your vote on executive compensation is advisory, it will not be binding upon the Company or the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive officer compensation programs. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted toward a quorum and will have the same effect as negative votes. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What is the voting requirement for advisory approval that the non-binding advisory vote to approve our executive officer compensation practices be held every one, two or three years (Proposal 3)?

A plurality of the shares present or represented by proxy and entitled to vote at the Annual Meeting is necessary for advisory approval that the non-binding advisory vote approving our executive officer compensation practices be held every one, two or three years. Because your vote on the frequency of the non-binding advisory vote on our executive officer compensation practices is advisory, it will not be binding upon the Company or the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when considering how often the non-binding advisory vote approving our executive officer compensation practices is submitted to the stockholders for advisory approval. Abstentions and broker non-votes will have no effect with respect to this proposal. All votes will be tabulated by the inspector of election appointed for the Annual Meeting.

What is the voting requirement to ratify the appointment of Deloitte (Proposal 4)?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is necessary to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending September 30, 2011. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker non-votes will also be counted toward a quorum and will have the same effect as negative votes. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker non-votes.

What if other business is properly brought before the Annual Meeting for stockholder action?

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.

How many votes do I have?

You are entitled to one vote for each share of Common Stock that you hold for each nominee for director and for each other matter presented for a vote at the Annual Meeting. There is no cumulative voting.

How do I vote?

You may vote using any of the following methods:

•	Proxy card. Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of directors, FOR the advisory approval of the compensation of our executive officers disclosed in this proxy statement, in favor of holding the non-binding advisory vote to approve our executive officer compensation practices every TWO YEARS, and FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2010.

•	By telephone or the Internet. The telephone and Internet voting procedures we established for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•	In person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary of FICO;

•	Submitting a new, proper proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Who will count the vote?

Representatives of BNY Mellon will tabulate the votes and act as the inspector of election.

What shares are included on the proxy card?

The shares on your proxy card represent shares you own.

Is my vote confidential?

Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of election will be an independent third party not under our control.

What constitutes a quorum?

As of the record date 39,904,491 shares of FICO Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Abstentions and broker non-votes will be counted in determining if there is a quorum, but neither will be counted as votes cast.

Who can attend the Annual Meeting?

All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you. If you are a beneficial owner, you may request a ticket by writing to the Corporate Secretary, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, or by faxing your request to 612-758-6002. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

What are FICO’s costs associated with this proxy solicitation?

We have hired Innisfree M&A Incorporated to assist in the distribution of Proxy Material and solicitation of votes for $10,000 plus reasonable out-of-pocket expenses. FICO employees, officers and directors may also solicit proxies. We will bear the expense of preparing, printing and mailing the Proxy Material, and reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Common Stock.

How can I obtain the Company’s corporate governance information?

The following FICO corporate governance documents are available on our website at www.fico.com on the “Investors” page and are also available in print and free of charge, to any stockholder who requests them:

•	Corporate Governance Guidelines;

•	Board Committee Charters — Audit Committee, Governance, Nominating and Executive Committee, and Compensation Committee;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Management; and

•	Director Independence Criteria.

The Company is listed on the New York Stock Exchange (“NYSE”). As an NYSE-listed company, our Chief Executive Officer must certify annually that he is not aware of any violation by the Company of NYSE corporate governance listing standards as of the date of that certification. The most recent Chief Executive Officer’s certification was filed with the NYSE on March 4, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Do any stockholders own more than five percent of FICO’s stock?

Yes. As of November 30, 2010, publicly available information indicated that certain stockholders were beneficial owners of more than five percent of the outstanding shares of our Common Stock. The information in the table below the following question is as reported in their filings with the Securities and Exchange Commission (“SEC”). We are not aware of any other beneficial owner of more than five percent of our Common Stock.

What is the security ownership of directors and executive officers?

In addition to the information described in the preceding question, the following table sets forth the beneficial ownership of our Common Stock as of November 30, 2010, for each director and nominee for director, each executive officer named in the Summary Compensation Table below, and by all directors, nominees and executive officers of the Company as a group.

Directors, Nominees, Executive Officers	Beneficial Ownership[1]
and 5% Stockholders	Number	Percent[2]

Southeastern Asset Management, Inc.[3]	9,356,483	23.4%
6410 Poplar Avenue Suite 900 Memphis, TN 38119
BlackRock Inc.[3]	2,932,029	7.3%
(BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Investment Management, LLC) 40 East 52nd Street New York, NY 10022
Royce & Associates[3]	2,718,657	6.8%
745 Fifth Avenue New York, NY 10151
Mark Greene[4]	293,939	*
A. George Battle[5]	210,111	*
Alex Hart[6]	150,706	*
Margaret Taylor[7]	150,264	*
William Lansing[8]	82,895	*
James Kirsner[9]	74,975	*
Thomas Bradley[10]	68,750	*
Deborah Kerr[11]	55,061	*
Nicholas Graziano[12]	40,516	*
Duane White[13]	20,250	*
Jordan Graham	0	—
Charles Ill	0	—
Rahul Merchant	0	—
All executive officers, directors and nominees as a group (18 persons)[14]	1,780,924	4.4%

*	Represents holdings of less than 1%.

[1]	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

[2]	If the named person holds stock options exercisable on or prior to January 29, 2011, or restricted stock units that will vest on or prior to January 29, 2011, the shares underlying those options or restricted stock units are included in the number for such person. Shares deemed issued to a holder of stock options or restricted stock units pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

[3]	Information as to this person (including affiliated entities) is based on the report on the Form 13F filed by this person as of September 30, 2010. The Company has no current information concerning this person’s voting or dispositive power with respect to the shares reported in the table.

[4]	Includes options to purchase 257,814 shares and restricted stock units representing 9,115 shares.

[5]	Includes options to purchase 167,250 shares. Also includes 8,388 shares held by Mr. Battle’s adult son and includes 4,000 shares held by his adult daughter, neither of whom share Mr. Battle’s household. Mr. Battle disclaims beneficial ownership of the shares held by his son and daughter.

[6]	Includes options to purchase 138,706 shares.

[7]	Includes options to purchase 129,641 shares.

[8]	Includes options to purchase 69,895 shares.

[9]	Includes options to purchase 54,750 shares. All of Mr. Kirsner’s shares (but not his options) are held by the Kirsner Family Trust.

[10]	Represents options to purchase 68,750 shares.

[11]	Includes options to purchase 49,689 shares and restricted stock units representing 1,459 shares.

[12]	Includes options to purchase 37,516 shares.

[13]	Includes options to purchase 17,250 shares.

[14]	Includes the shares in notes 4 thru 13 above, including a total of 1,580,241 shares subject to options exercisable or restricted stock units scheduled to vest on or prior to January 29, 2011, by all the persons in the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the Company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the SEC showing their holdings of and transactions in the Company’s securities. Our employees generally prepare these reports on the basis of information obtained from each director and officer. Based on the information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers, and greater than 10% owners during the last fiscal year were filed on time.

PROPOSAL 1

ELECTION OF DIRECTORS

How many directors are being elected this year?

Our Bylaws specify that the Board of Directors will establish by vote how many directors will serve on the Board. The Board of Directors has set the number of directors at nine, each of whom is up for election each year.

How are directors elected?

To be elected, the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee. The Company requires that all nominees submit an irrevocable letter of resignation as a condition to being named as a nominee, which resignation will be effective if (i) the nominee fails to receive a sufficient number of votes to be elected and (ii) the Board accepts such resignation. Cumulative voting for the election of directors is not permitted.

What is the length of the term?

Each director is elected for a one year term, or until a replacement who duly meets all requirements is duly elected.

How are nominees selected?

Our Governance, Nominating and Executive Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on our website at www.fico.com. The Governance, Nominating and Executive Committee also strongly values diversity and seeks opportunities to promote diversity within the Company’s leadership. This viewpoint is reflected in our Corporate Governance Guidelines and our Governance, Nominating and Executive Committee Charter, both of which include diversity as a consideration the Governance, Nominating and Executive Committee takes into account when assessing our incumbents and nominees.

All of the current nominees to the Board were recommended as nominees by the Governance, Nominating and Executive Committee, and the full Board voted unanimously to designate them as nominees for election at the Annual Meeting. All of the nominees are presently serving on our Board.

Are there any arrangements or understandings pursuant to which the nominees for the Board were selected?

Two of the nominees who are currently serving on our Board — Nicholas Graziano and Duane White (the “Agreed Nominees”) — were nominated for election to the Board at the 2009 Annual Meeting pursuant to an agreement (the “Sandell Agreement”) between the Company and certain stockholders of the Company that are affiliated with Sandell Asset Management Corp. (collectively, the “Sandell Group”). However, the Sandell Agreement did not require us to nominate the Agreed Nominees (or anyone else) for election at this year’s or last year’s Annual Meeting, and in accordance with a July 29, 2009 amendment to the Sandell Agreement, the Sandell Group no longer has any representative on or influence over the composition of the Company’s Board.

Are stockholders able to nominate director candidates?

Yes. Our Governance, Nominating and Executive Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the Annual Meeting and comply with the notice procedures described below. A stockholder who wishes to nominate a candidate must send a written notice to the FICO Corporate Secretary. Each notice must include the following information about the nominee:

•	Name, age, and business and residence addresses;

•	Principal occupation or employment;

•	Class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•	A statement of the person’s citizenship; and

•	Any other information that must be disclosed about nominees in proxy solicitations pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (including the nominee’s written consent to be named as a nominee and to serve as a director if elected).

Each notice must also include the following information about the nominating stockholder and any beneficial owner on whose behalf the nomination is made:

•	The name and address, as they appear in our records;

•	The class, series and number of shares of FICO beneficially owned, and additional detailed “ownership information” regarding derivatives, voting arrangements, dividend interests, and related matters (as described in detail in our Bylaws);

•	A description of all agreements pursuant to which the nomination is being made, and any material interest of such stockholder or beneficial owner, or any affiliates or associates of such person, in such nomination;

•	A representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice;

•	A representation whether the stockholder or the beneficial owner intends, or is part of a group that intends, to deliver a proxy statement or form of proxy to holders of at least the percentage of FICO’s outstanding shares required to elect the nominee or otherwise solicit proxies from stockholders in support of the nomination; and

•	Any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Our Corporate Secretary must receive this information not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the annual meeting.

What happens if a nominee becomes unavailable to serve once placed on the ballot?

Each of the nominees has consented to being named in the proxy statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by the Board of Directors, unless either they are directed by the proxy to do otherwise or the Board of Directors instead reduces the number of directors.

Director Nominees

Set forth below is biographical information for each director nominee, as well as information regarding the particular experience, qualifications, attributes or skills of our current directors that led the Governance, Nominating and Executive Committee to conclude that they should serve as members of the Board:

A. George Battle.  Director since August 1996 and Chairman of the Board of Directors since February 2002; Chair of the Governance, Nominating and Executive Committee; Age 66.

From January 2004 to August 2005, Mr. Battle served as Executive Chairman at Ask Jeeves, Inc., a provider of information search and retrieval services. From December 2000 until January 2004, Mr. Battle served as Chief Executive Officer at Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner at Arthur Andersen LLP and Andersen Consulting (now known as Accenture Ltd.), global accounting and consulting firms. Mr. Battle’s last position at Andersen Consulting was Managing Partner, Market Development, responsible for Andersen Consulting’s worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. Mr. Battle is a director at the following public companies in addition to FICO: Netflix Inc., Advent Software, Inc., OpenTable, Inc., and Expedia, Inc. He is also a director at the Masters Select family of funds. Mr. Battle received an undergraduate degree from Dartmouth College and an M.B.A. from the Stanford University Business School.

Mr. Battle brings strong leadership, seasoned business acumen, and a long career of diverse experience to the Board of Directors. He is our longest serving director, has in the past sat on all of our standing Board committees, and has extensive historical knowledge about the Company’s business units, technologies, and culture. We value his more than 25 years as a business consultant with a national consulting firm and his prior experience as a chief executive officer. He also serves on a number of other public and private company boards, which provides us with important perspectives on corporate governance and other matters, as well as best practices enacted at other companies.

Nicholas F. Graziano.  Director since February 2008; Member of the Audit Committee; Age 38.

From September 2009 through December 15, 2010, Mr. Graziano served as Portfolio Manager for Omega Advisors. From September 2006 to July 2009, Mr. Graziano was a Managing Director at Sandell Asset Management Corp., an investment manager. From February 2004 to July 2006, Mr. Graziano was an investment analyst with Icahn Associates Corp, a multi-billion dollar global hedge fund. From February 2002 to February 2004, Mr. Graziano was an analyst with March Partners LLC, a global event-driven hedge fund. From May 1999 to May 2000, and from September 2000 to October 2001, Mr. Graziano was employed as a Vice President in the Investment Banking Department at Thomas Weisel Partners, an investment bank. From May 2000 to September 2000, Mr. Graziano was Vice President of Business Development at Forbes.com, the online subsidiary of Forbes Inc. From 1995 to 1999, Mr. Graziano was employed by Salomon Smith Barney as an Associate in the Financial Sponsors Group. Currently, Mr. Graziano is not a director at any other public company in addition to FICO. Within the last five years, Mr. Graziano served on the following public company boards: InfoSpace, Inc. and WCI Communities, Inc. Mr. Graziano earned an undergraduate degree and an M.B.A. from Duke University.

Mr. Graziano brings a strong background in capital markets and financial acumen to the Board of Directors. He is qualified as an “audit committee financial expert” as defined under SEC guidelines, and as such, he serves on the Company’s Audit Committee. Mr. Graziano also provides the Company with expertise in capital markets, risk management, and corporate finance, and his extensive experience in the hedge fund industry brings valuable perspective from the investor community.

Mark N. Greene.  Director since February 2007; Age 56.

Since February 2007, Dr. Greene has served as the Company’s Chief Executive Officer and a member of the Board of Directors. From 1995 to 2007, Dr. Greene held various leadership positions in the financial services industry segment and software business groups at IBM. Prior to joining IBM, he served in leadership roles with Technology Solutions Company, Berkeley Investment Technologies, and Citicorp. From 1982 until 1988, he was an economist with the Federal Reserve Board. He received his bachelor’s degree from Amherst and his master’s and doctorate degrees from the University of Michigan. Dr. Greene is a director at the following public company in addition to FICO: Capella Education Company.

Dr. Greene is the only member of management who serves on our Board of Directors. Dr. Greene brings to the Board of Directors extensive experience in the financial services and software industries, having spent nearly his entire career in these areas. As our Chief Executive Officer, Dr. Greene has extensive, first-hand knowledge of our corporate strategy, business units, operations, and employees, as well as the opportunities, risks and macroeconomic challenges faced by our Company. He also serves on another public company board, which provides us with important perspectives on issues currently affecting publicly-traded companies, as well as best practices enacted at such other companies.

Alex W. Hart.  Director since August 2002; Member of the Compensation Committee; Age 70.

Since November 1997, Mr. Hart has been an independent consultant to the financial services industry. He served as Chief Executive Officer at Advanta Corporation, a consumer lending company, from August 1995 to November 1997, and as its Executive Vice Chairman from March 1994 to August 1995. From November 1988 to March 1994, he served as President and Chief Executive Officer at MasterCard International. Mr. Hart is a director at the following public companies in addition to FICO: Global Payments, Inc.; SVB Financial Inc., f/k/a Silicon Valley Bancshares Inc.; and VeriFone Inc. He served as a director at HNC Software Inc. from October 1998 through August 2002. Within the last five years, Mr. Hart served on the following public company board: Shopping.com Ltd., which was subsequently acquired by eBay, Inc. Mr. Hart holds an undergraduate degree from Harvard University.

Mr. Hart has extensive experience in the financial services industry, and brings valuable insight to the Board of Directors from having previously served as President and Chief Executive Officer at a major international company where our products and services are used. Because of this experience, Mr. Hart has a deep understanding of the strategic and operational issues we face and provides valuable insight to our Board as we review our strategic initiatives. Mr. Hart also currently serves on other publicly-traded boards in the financial services industry, which provides us with important perspectives on issues and opportunities currently affecting this industry.

James D. Kirsner.  Director since February 2007; Chair of the Audit Committee; Member of the Governance, Nominating and Executive Committee; Age 67.

In 2001, Mr. Kirsner served as a consultant and interim Chief Operating Officer at Tukman Capital Management, an equity management firm. From 1993 until 2001, Mr. Kirsner was the Chief Financial Officer and head of Barra Ventures at Barra, Inc., an investment risk management services company. From 1967 until 1993, Mr. Kirsner was an audit professional with Arthur Andersen LLP, an international accounting and consulting firm. Mr. Kirsner was a partner in the firm from 1977 until his retirement in 1993. Mr. Kirsner is a director at the following public company in addition to FICO: Advent Software, Inc. Within the past five years, Mr. Kirsner has also served on the following public company boards: Bank of Marin Bancorp, and Ask Jeeves, Inc. Mr. Kirsner received his undergraduate and masters degrees from Wharton School of Business at the University of Pennsylvania.

Mr. Kirsner brings extensive financial and accounting expertise to the Board of Directors. He serves as Chair of the Company’s Audit Committee and is qualified as an “audit committee financial expert” as defined under SEC guidelines. His significant public accounting, investment, and audit committee experience provide Mr. Kirsner with the financial acumen and leadership skills necessary to serve as Chair of our Audit Committee. He also serves on another publicly-traded board in the software industry, which provides us with additional valuable perspectives on our industry and on issues affecting similarly-situated publicly-traded companies.

William J. Lansing.  Director since February 2006; Member of the Audit Committee; Age 52.

From February 2009 through November 11, 2010, Mr. Lansing served as Chief Executive Officer and President at Infospace, Inc. From 2004 until 2007, Mr. Lansing served as Chief Executive Officer and President at ValueVision Media, Inc. From 2001 to 2003, he served as a General Partner at General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer at NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000, he served as President, then as Chief Executive Officer at Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development at General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President at Prodigy, Inc. From 1986 through 1995, Mr. Lansing worked with McKinsey & Company, Inc. Mr. Lansing is a director at the following public company in addition to FICO: RightNow Technologies, Inc. Within the past five years, Mr. Lansing also served on the following public company boards: Digital River, Inc., InfoSpace, Inc. and ValueVision Media, Inc. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.

Mr. Lansing brings an extensive background in management through his past chief executive officer and other senior management positions held at various companies, including his current and prior directorship posts. His experience in the technology industry, particularly in the areas of the Internet and e-commerce, provides significant value across several of our business units. Mr. Lansing also has a strong financial background that qualifies him as an “audit committee financial expert” as defined under SEC guidelines, and as such, he serves on the Company’s Audit Committee. In addition, Mr. Lansing holds a law degree, which provides us with unique, valuable perspectives on many Company matters.

Rahul N. Merchant.  Director since February 2010; Member of the Audit Committee; Age 54.

Since 2009, Mr. Merchant has been a partner at Exigen Capital, a private equity firm based in New York City. From 2006 until 2008, Mr. Merchant was Executive Vice President, Chief Information Officer and Member of the Executive Committee at Fannie Mae. In this role, he led and transformed the Technology and Operations groups. From 2000 until 2006, Mr. Merchant was Senior Vice President and Chief Technology Officer at Merrill Lynch & Co. Mr. Merchant has also held senior leadership positions at Cooper Neff and Associates, Lehman Brothers, Sanwa Financial Products and Dresdner Bank. Currently, Mr. Merchant is a director at the following public company: Level 3 Communications, Inc. Within the past five years, Mr. Merchant also served on board of the following public company: Sun Microsystems, Inc. Mr. Merchant holds an undergraduate degree from Bombay University and masters degrees from Memphis University and Temple University.

Mr. Merchant brings over 30 years of experience in management, operations, and information technology to the Board of Directors, including as a former member of the Executive Committee of Fannie Mae. Mr. Merchant has a strong financial background that qualifies him as an “audit committee financial expert” as defined under SEC guidelines, and as such, he serves on the Company’s Audit Committee. He also serves on another publicly-traded board in the technology industry, which provides our Company with additional valuable perspectives on issues affecting similarly-situated publicly-traded companies.

Margaret L. Taylor.  Director since December 1999; Chair of the Compensation Committee; Member of the Governance, Nominating and Executive Committee; Age 59.

Since 2000, Ms. Taylor has served as a Managing Partner at B Cubed Ventures LLC, a venture capital investment management firm. From 1999 to 2005, Ms. Taylor served as President at PeopleSoft Investments, Inc., an investment management subsidiary of PeopleSoft, Inc., a developer of enterprise client/server application software products. From 1989 until 1999, she was a Senior Vice President at PeopleSoft, Inc. From 1986 to 1988 she was Vice President, Trust and Investment Management at Hibernia Bank. Currently, Ms. Taylor is not a director at any other public company in addition to FICO. Within the past five years, Ms. Taylor also served on the boards of the following existing or former public companies: RightNow Technologies, Inc. and HireRight, Inc. HireRight, Inc. was subsequently acquired by US Investigations Services, LLC and is no longer a publicly traded company. She holds an undergraduate degree from Lone Mountain College in San Francisco, California.

Ms. Taylor brings an extensive background in management and investing through her present and past senior positions held at various companies, including her previous role as Senior Vice President at PeopleSoft, Inc., a multi-billion dollar software company. Because of this software-industry experience, Ms. Taylor has a thorough understanding of, and provides valuable insights on, the strategic and operational issues faced by our Company. Additionally, her years of service as a senior leader at PeopleSoft well qualify her to serve as the Chair of the Company’s Compensation Committee.

Duane E. White.  Director since 2009; Member of the Compensation Committee; Age 55.

Since 2006, Mr. White has served as a Managing Director at Polihua Holdings LLC, a consulting firm working with companies in the financial services and healthcare industries. Through his position with Polihua Holdings, Mr. White was a consultant to Total System Services, Inc. (“TSYS”), leading TSYS’s healthcare initiatives, and continued this role in an employee capacity as President of TSYS’s healthcare division commencing in June 2007. Mr. White ceased to be an employee at TSYS on January 31, 2009, but continues to work with this company as a consultant through Polihua Holdings. From 2002 to 2006, Mr. White was with UnitedHealth Group (“UHG”) as Chief Operating Officer for Exante Financial Services, a financial services start-up company within UHG. Prior to UHG, Mr. White served as Director of the specialty finance group at Marquette Financial Companies from 2000 to 2002, as Executive Vice President of corporate services at Arcadia Financial Ltd. from 1997 to 2000 and as President of the mortgage subsidiary of First Bank System (now US Bancorp) from 1993-1996. Currently, Mr. White does not serve on any other public board in addition to FICO. Mr. White received an undergraduate degree from the University of Wisconsin — Eau Claire and an M.B.A. from Harvard University.

Mr. White brings extensive experience in the financial services and healthcare industries to the Board of Directors, and he brings valuable insight to the Board from having previously served as a senior leader within large companies where our products and services are highly relevant. Mr. White’s proven executive leadership track record has included oversight of sales, operations, technology, human resources and legal functions, allowing him to contribute a broad range of insights to the Board and Compensation Committee.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

The Company seeks a non-binding advisory vote from its stockholders to approve the compensation of our executive officers as described under “Executive Compensation — Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This proposal gives our stockholders the opportunity to express their views on the Company’s executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when making future executive officer compensation decisions.

As we discuss below in our Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to deliver a performance-based pay philosophy, are aligned with the long-term interests of our stockholders and are competitive. The Company’s principal compensation policies, which enable the Company to attract and retain talented executive officers to lead the Company in the achievement of our business objectives, include:

•	We make annual cash compensation decisions based on assessment of the Company’s performance against measurable financial goals, as well as each executive’s individual performance.

•	We emphasize long-term incentive compensation awards that collectively reward executive officers based on individual performance, external and internal peer equity compensation practices, and the executive officer’s job responsibilities.

•	We design pay practices to retain a highly talented and experienced senior executive team.

•	We require stock ownership by our senior executive officers.

As a result, we are presenting this proposal, which gives you as a stockholder the opportunity to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s Proxy Statement for its 2011 Annual Meeting.

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE COMPENSATION TABLES AND OTHERWISE IN THIS PROXY STATEMENT.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE OUR
EXECUTIVE OFFICER COMPENSATION PRACTICES

The Company seeks a non-binding advisory vote from its stockholders regarding the desired frequency for holding a non-binding advisory vote to approve the compensation of our executive officers as described in our annual proxy statements.

This proposal gives our stockholders the opportunity to express their views as to whether the non-binding advisory vote on our executive officer compensation practices should occur every one, two, or three years. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors will take into account the outcome of the vote when deciding the frequency of the non-binding advisory vote on our future executive officer compensation decisions.

We recommend that a non-binding advisory vote to approve the compensation of our executive officers as described in our annual proxy statements occur every two years. We believe that holding this vote every two years will be the most effective timeframe because it will provide our Board of Directors and Compensation Committee with sufficient time to engage with our stockholders following each such vote, to understand any concerns our stockholders may have, and to implement any changes they deem appropriate in response to the vote results. In addition, one aspect of our executive compensation philosophy is the alignment of our executive officers’ long-term interests with those of our stockholders, and a vote every two years will provide stockholders with additional time to evaluate the effectiveness of our executive compensation philosophy as it relates to our performance. Nevertheless, although it is our current intention to hold such advisory vote every two years, we may determine that a different frequency is appropriate, either in response to the vote of our stockholders on this Proposal or for other reasons.

While we believe our recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove our recommendation, but are instead asked to provide an advisory vote on whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every one, two or three years. The option among those choices that obtains a plurality of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to have received the advisory approval of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS CAST THEIR ADVISORY VOTES IN FAVOR OF HOLDING THE NON-BINDING ADVISORY VOTE TO APPROVE OUR EXECUTIVE OFFICER COMPENSATION PRACTICES EVERY TWO YEARS.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is the responsibility of the Audit Committee to select and retain independent auditors. Our Audit Committee has appointed Deloitte as our independent auditors for the Company’s fiscal year ending September 30, 2011. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte to stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by the Company’s independent registered public accounting firm for the fiscal years ended September 30, 2010 and September 30, 2009, for the audit of our annual financial statements for, and fees for other services rendered by, the firm during those respective periods.

	2010	2009

Audit Fees	$2,004,000	$2,269,000
Audit-Related Fees	537,000	629,000
Tax Fees	356,000	115,000
All Other Fees	2,000	2,000

Total	$2,899,000	$3,015,000

Audit Fees.  Audit fees consisted of fees for services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with statutory audits, consultation on accounting matters and SEC registration statement services.

Audit-Related Fees.  Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, vendor compliance audits, due diligence related to acquisitions, and fees related to operational system attestation services (SAS 70).

Tax Fees.  Tax services consisted of fees for tax consultation and tax compliance services.

Our Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined that these services for fiscal 2010 and 2009 were compatible. The services described above were approved by the Audit Committee pursuant to Rule 2-01 of Regulation S-X under the Exchange Act.

Policy on Audit Committee Preapproval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding preapproval of all audit and permitted non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which it requests the advance approval of the Audit Committee. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such preapprovals are reported on at the next Audit Committee meeting.

Vote Required

The affirmative vote of a majority of the shares present and entitled to vote is required to ratify this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

How does FICO determine if a director is independent?

Our Board of Directors has determined that all of the current directors except Dr. Greene meet its independence standards, which are set forth in the Corporate Governance Guidelines on our website at www.fico.com. The Board defines an independent director as one who has no material relationship with the Company and its subsidiaries either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, independent directors must meet the requirements to be considered independent directors as defined under the current rules of the NYSE.

Are there any directors who are not independent or nominees who are not expected to be independent at the time of their election?

Yes. Dr. Greene is not independent, as he is employed by us as our CEO.

Are there any family relationships between any of the nominees, continuing directors and executive officers of FICO?

No.

How does FICO determine if a transaction includes a related person?

We maintain a written policy for the approval of any related person transactions that we are required to report in the annual proxy statement. A related person, for purposes of our policy, means:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director;

•	Any person known to be the beneficial owner of more than 5% of our Common Stock; or

•	Any immediate family member of the foregoing persons.

“Immediate family members” include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and any other person (other than a tenant or employee) sharing the household of one of these individuals.

Under the Related Persons Transaction Policy, any transaction, arrangement or relationship between us and a related person must be reviewed by the Audit Committee, except that the following transactions, arrangements or relationships are exempt under the Policy:

•	Payment of compensation by the Company to a Related Person for the Related Person’s service to the Company as a director, officer or employee;

•	Transactions available to all employees or all stockholders of the Company on the same terms; and

•	Transactions, which when aggregated with the amount of all other transactions between the Company and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.

In determining whether to approve a Related Persons Transaction, the Audit Committee will also consider the following:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The importance of the Related Persons Transaction to the Related Persons;

•	The role the Related Person has played in arranging the Related Persons Transaction;

•	The structure of the Related Persons Transaction; and

•	The interests of all Related Persons in the Related Persons Transaction.

We will only enter into a Related Persons Transaction if the Audit Committee determines that the Related Persons Transaction is beneficial to the Company, and the terms of the Related Persons Transaction are fair to the Company.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

What is the leadership structure of the Board of Directors?

The Board of Directors does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board of Directors believes that it is in the best interests of the Company for the Board of Directors to make a determination on this matter when it elects a new Chief Executive Officer or Chairman. The Board of Directors has determined that, currently, the most effective leadership structure is to have a separate Chairman of the Board, a position held by Mr. Battle since 2002, and Chief Executive Officer, a position held by Mr. Greene since 2007, as it provides us the best access to the judgments and experience of both individuals while providing a mechanism for the Board’s independent oversight of management. As a result, the Chairman presides over the meetings of the Board of Directors and the stockholders, and the Chief Executive Officer is allowed more time to focus energies on the management of the Company’s business.

What is the Board of Director’s role in risk oversight?

Our management is responsible for defining the various risks facing the company, formulating risk management policies and procedures, and managing the company’s risk exposures. Our Board of Directors’ responsibility is to monitor the company’s risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The Audit Committee of the Board of Directors has been monitoring management’s responsibility in the area of risk oversight. Accordingly, our internal risk management team regularly reports to the Audit Committee on our major risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board of Directors.

What committees of the Board of Directors does FICO have?

Our board has three standing committees:  Audit, Compensation, and Governance, Nominating and Executive. All of the members of the committees are independent directors under the NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of the three committees are available on our website at www.fico.com.

Which directors are on each committee? Who chairs the committees?

Governance,
Nominating and
Name of Nonemployee Director	Audit	Compensation	Executive

A. George Battle			C
Nicholas F. Graziano	X
Alex W. Hart		X
James D. Kirsner	C		X
William J. Lansing	X
Rahul N. Merchant	X
Margaret L. Taylor		C	X
Duane E. White		X

C = Chair X = Committee Member

Audit Committee

What is the role of the Audit Committee? How often did it meet in fiscal 2010?

Among other responsibilities, the Audit Committee assists the Board in its oversight of:

•	The integrity of our financial statements;

•	Compliance with legal and regulatory requirements related to financial affairs and reporting;

•	The adequacy of our internal control over financial reporting; and

•	The independence and performance of our internal auditors and independent registered public accountants.

In addition, the Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. During fiscal 2010, the Audit Committee met ten times.

Does the Audit Committee review the audited financial statements with management?

Yes, and on an annual basis it provides an Audit Committee Report wherein it states that it recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee Report for this year follows.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee selects and retains an independent registered public accounting firm as the Company’s independent auditor and assists the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements related to financial affairs and reporting. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This charter is available on the “Investors” page of our website at www.fico.com.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor. Additionally, in performing its oversight function, the Audit Committee necessarily relies on the work and assurances of, and information provided by, management and the independent auditor.

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent auditor for the fiscal year ended September 30, 2010. In fiscal 2010, the Audit Committee met and held discussions with management and Deloitte on numerous occasions. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly consolidated financial statements prior to the filing of each Quarterly Report on Form 10-Q and the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2010. The Audit Committee discussed with Deloitte matters required to be discussed by Codification of Statements on Auditing Standards, AU Section 380 (Communication with Audit Committees). Deloitte also provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as filed with the SEC.

Submitted by the Audit Committee:

James D. Kirsner, Chair
Nicolas F. Graziano
William J. Lansing
Rahul N. Merchant

Are all members of the Audit Committee financially literate according to the NYSE standards?

Yes.

Are there any Audit Committee members who meet the SEC standard for being an “audit committee financial expert”?

Yes. All of our Audit Committee members have been determined to be “audit committee financial experts” under the SEC regulations.

Is the Audit Committee charter available on the Internet?

Yes. The Audit Committee Charter is available on our website at www.fico.com on the “Investors” page.

Compensation Committee

What is the role of the Compensation Committee? How often did it meet in fiscal 2010?

Among other responsibilities, the Compensation Committee:

•	Determines all aspects of compensation of our executive officers;

•	Administers our 1992 Long-term Incentive Plan (“LTIP”) and 2003 Employment Inducement Award Plan (“EIAP”); and

•	Makes recommendations concerning various employee benefit programs.

The Compensation Committee met fourteen times in fiscal 2010.

Compensation Committee Interlocks and Insider Participation

Alex W. Hart, Allan Z. Loren, Margaret L. Taylor, and Duane E. White served as members of our Compensation Committee during the fiscal year ended September 30, 2010. Mr. Loren was a nonemployee director. Messrs. Hart and White and Ms. Taylor are and were nonemployee directors. No executive officer serves, or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Is the Compensation Committee Charter available on the Internet?

Yes. The Compensation Committee Charter is available on our website at www.fico.com on the “Investors” page.

Governance, Nominating and Executive Committee

What is the role of the Governance, Nominating and Executive Committee? How often did it meet in fiscal 2010?

Among other responsibilities, the Governance, Nominating and Executive Committee:

•	Reviews annually with the Board the composition of the Board, the requisite skills and characteristics of new Board members, and the performance and continued tenure of incumbent Board members;

•	Seeks individuals qualified to become Board members for recommendation to the Board;

•	Develops and recommends to the Board the criteria for identifying and evaluating director candidates, and recommends candidates for election or reelection to the Board;

•	Establishes the agenda for each Board meeting in cooperation with the CEO and appropriate senior management;

•	Recommends the membership of the Audit and Compensation Committees;

•	Reviews and assesses the adequacy of the Corporate Governance Guidelines and recommends any proposed changes to the Board for approval;

•	Receives recommendations of the Compensation Committee with respect to the form and amount of director compensation, and, jointly with the Compensation Committee, recommends changes in director compensation to the Board;

•	Takes action between meetings and subject to defined limits with respect to investment, budget and capital and exploratory expenditure matters arising in the normal course of the Company’s business; and

•	Takes action between meetings and subject to defined limits to sell, lease, pledge, mortgage or otherwise dispose of property or assets of the Company.

During fiscal 2010, the Governance, Nominating and Executive Committee met five times.

Is the Governance, Nominating and Executive Committee Charter available on the Internet?

Yes. The Governance, Nominating and Executive Committee Charter is available on our website at www.fico.com on the “Investors” page.

How many times did the Board of Directors meet in fiscal 2010? What is the attendance record of the directors?

During fiscal 2010, the Board of Directors met ten times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served. Health permitting, all Board members are expected to attend our Annual Meeting. All directors that were standing for re-election attended the 2010 Annual Meeting.

What do I do if I want to communicate with members of the Board of Directors?

Stockholders and other interested parties may communicate with nonmanagement directors by sending written communications to the Board of Directors or specified individual directors by addressing their communications to the Corporate Secretary, Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232. The communications will be collected by the Corporate Secretary and delivered, in the form received, to the presiding director, or, if so addressed, to a specified director.

Do the independent members of the Board of Directors meet in executive sessions?

Our Corporate Governance Guidelines provide that independent directors will meet in executive session without the Chief Executive Officer or other management present at each regular Board meeting. A. George Battle, the Chairman of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines. In fiscal 2010, the Board held four executive sessions with no management directors or management present.

DIRECTOR COMPENSATION FOR 2010

The table below summarizes the compensation paid by the Company to each non-employee director for the year ended September 30, 2010.

							Change in
							Pension
							Value and
	Fees						Nonqualified
	Earned or					Non-Equity	Deferred
	Paid in		Stock	Option		Incentive Plan	Compensation	All Other
	Cash		Awards	Awards		Compensation	Earnings	Compensation	Total
	($)[1]		($)	($)[2,3]		($)	($)	($)	($)
Name(a)	(b)		(c)	(d)		(e)	(f)	(g)	(h)

A. George Battle	105,000		—	91,800		—	—	—	196,800
Nicholas F. Graziano	44,000		—	91,800		—	—	—	135,800
Alex W. Hart	45,000		—	91,800		—	—	—	136,800
James D. Kirsner	56,000		—	91,800		—	—	—	147,800
William J. Lansing	44,000		—	91,800		—	—	—	135,800
Rahul N. Merchant	40,000		—	286,081		—	—	—	326,081
Margaret L. Taylor	57,000		—	91,800		—	—	—	148,800
Duane E. White	45,000		—	91,800		—	—	—	136,800
Allan Z. Loren	5,000	[4]	—	—		—	—	—	5,000
John S. McFarlane	3,000	[4]	—	51,060	[5]	—	—	—	54,060

[1]	Represents fees paid under our prior compensation plan for the first quarter of fiscal 2010 and a pro-rated portion of the new annual retainer fee through September 30, 2010. Such retainer is paid quarterly to the directors during their annual term.

[2]	The amounts in this column represent the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. The amount in this column for Mr. Merchant represents his initial grant of 30,000 options upon joining the Board.

[3]	As of September 30, 2010, the option awards outstanding for each director are as follows: Mr. Battle — 167,250; Mr. Graziano — 55,516; Mr. Hart — 146,491; Mr. Kirsner — 66,750; Mr. Lansing — 75,895; Mr. Merchant — 30,000; Ms. Taylor — 146,516; Mr. White — 41,250; Mr. Loren — 31,584; Mr. McFarlane — 4,000.

[4]	Messrs. Loren and McFarlane did not stand for re-election at the 2010 Annual Meeting and thus were not granted an annual award for fiscal 2010 and were only compensated for meetings attended through the end of their term.

[5]	This amount reflects the incremental fair value attributable to the acceleration of vesting of one traunch (equal to 6,000 shares) of Mr. McFarlane’s 2009 initial stock option grant, computed as of the modification date in accordance with FASB ASC Topic 718. As a result of Mr. McFarlane not standing for re-election on February 2, 2010, the compensation committee approved this modification on January 6, 2010. The original vest date was February 3, 2010 and it was accelerated to vest one day early on February 2, 2010.

How were Directors compensated for fiscal 2010?

The following describes compensation for our nonmanagement directors. Dr. Greene receives no compensation for his service as a director other than his employee pay.

The first quarter of fiscal 2010 each nonmanagement director other than the Chairman of the Board received $1,000 for each Board or committee meeting attended. The Chairman received one fourth of his annual retainer of $100,000 for services as Chairman, but no additional amounts based on the number of meetings attended or for being the chair of any standing committees.

Upon the Board’s election in February, a new compensation program for nonmanagement directors that was approved by the Board in November 2009 became effective. The new program consists of the following components:

•	A stock option grant upon initial election to the Board;

•	Annual retainer fees; and

•	An annual stock option grant.

Effective February 2010, each nonmanagement director is entitled to receive an annual retainer fee as follows: $120,000 for the Chairman, $75,000 for the chairs of our standing committees and $60,000 for all other nonmanagement directors.

Each nonmanagement director has the right, prior to the Annual Meeting, to elect to receive annual retainer fees in the form of nonqualified stock options instead of cash, on the same terms as the annual grants to nonmanagement directors, described below. A director who elects to receive his or her annual retainer in the form of a stock option receives a stock option to purchase a number of shares equal to the amount of the retainer divided by the Black-Scholes value on the date of grant. None of our directors elected to convert their annual retainer fee to options in fiscal 2010.

Under our LTIP as amended, each nonmanagement director receives a grant of 30,000 nonqualified stock options (the “Initial Grant”) upon initial election as a nonmanagement director and a grant of 11,250 nonqualified stock options on the date of each Annual Meeting, provided such director has been a nonmanagement director since the prior Annual Meeting (the “Annual Grant”). The exercise price of all such options is equal to the fair market value of our Common Stock on the date of grant. The Initial Grants vest in 20% increments on each of the first through fifth anniversary dates of the director’s election. Initial Grants that were made prior to December 2008 are exercisable in full upon termination of the nonmanagement director’s services for any reason. Initial Grants made after December 2008 generally do not accelerate upon termination of the nonmanagement director’s services. Annual Grants are immediately exercisable upon grant. All option grants to nonmanagement directors expire 10 years after the date of grant.

Are there Stock Ownership Guidelines for the directors?

Yes. Our policy requires nonmanagement directors to own outright 1,000 shares of FICO stock within one year of beginning service on the board, and to hold 7,500 shares within five years of beginning service on the board. In addition, the stock ownership guidelines recommend that nonmanagement directors retain 75% of all options exercised, net of costs, until the targets are met and 25% thereafter. Shares of stock owned by the directors for satisfying the stock ownership requirements, other than the first 1,000 shares, (a) include shares the individual owns outright, shares owned by the individual’s immediate family, shares owned in trust for the individual, shares held in a trust or estate controlled by the individual, or of which the individual is settlor or administrator and shares held in an individual’s account under a personal or employer savings plan; (b) include shares under restriction requiring only the passage of time and the individual’s continued service to cause the restriction’s removal; (c) include vested unexercised stock options such that said options will be counted toward the ownership guideline by calculating the pre-tax margin value and dividing by the current fair market value per share; and (d) exclude unvested stock options, unvested performance-based shares, and cash compensation plans based on stock appreciation.

These stock ownership guidelines are contained in our Corporate Governance Guidelines, available on the “Investors” page of our website at www.fico.com. All of the directors meet the stock option guidelines except for Mr. Merchant who has not yet completed his one year of service.

Are the Directors covered by any insurance policies?

Yes. Directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as directors. We have entered into indemnification agreements with all of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The compensation program for executive officers is designed to drive our Company’s performance in alignment with our business strategies and core values. As administered by our Compensation Committee (the “Committee”), this program seeks to enhance stockholder value by linking the financial interests of our Company’s executives with those of our stockholders. The program reinforces a performance-based pay philosophy to achieve the following objectives:

•	Attract and retain talented executive officers who can lead us in the achievement of our business objectives;

•	Provide compensation that is competitive within the relevant industry peer group, and equitable among our Company’s executive officers;

•	Motivate and reward executive officers based on achievement of Company and individual performance objectives; and

•	Align our executive officers’ long-term interests with those of our stockholders.

Overview for Fiscal 2010

We entered fiscal 2010 amid an extremely challenging economic and business environment. Moreover, many of our clients faced additional pressures from heightened regulation, notably the CARD Act and the Dodd-Frank Wall Street Reform Act. As we exited fiscal 2010 in September, we saw indications of stabilization or modest growth across our business — but not yet any robust recovery — as high levels of unemployment and a difficult housing market continued to overhang the markets we serve in the United States. In response to these continuing markets challenges, our executive officers continued to reengineer our business by redeploying resources to high priority growth initiatives, while controlling overall operating expenses. In compensating our executive officers, the Committee took into account the challenging economic environment, the success of ongoing reengineering and expense management efforts and the need to drive continued engagement and retention. It also considered early signs of growth in the fiscal fourth quarter period as reflected in both revenue and bookings results.

Base salary increases for executive officers in fiscal 2010 continued to reflect the Company’s focus on expense management. Seven of our current nine executive officers were employed for the entire fiscal 2010 year with the remaining two joining the Company in mid-year. Of these seven, only three received base salary increases in fiscal 2010 with the CEO not being one of these.

Balancing Company performance outcomes with the need to drive continued engagement and retention of key contributors across the Company, our Compensation Committee supported only fractional funding of short-term cash incentives in fiscal 2010 representing 25.8 percent of target. For the seven executive officers who were employed for the entire fiscal year, cash incentive awards reflected this fractional funding with a strong link to individual performance. Consistent with this approach, two of these seven received no cash incentive bonus. The two executive officers who joined the Company during fiscal 2010 received guaranteed bonuses, prorated for partial year participation, per the terms of their respective new hire arrangements.

Long-term incentive awards to executive officers in fiscal 2010 occurred in December 2009 as part of the Company’s annual year-end performance review process. In determining these awards, the Committee relied upon competitive market compensation data prepared by its outside advisor, Towers Watson, and a review of individual executive performance. The Company also engaged in a planned long-term incentive award cycle in July 2010 designed to reward and retain top performers. Of the 83 stock-based awards granted in July, only four involved executive officer recipients and our CEO did not receive such an award.

Determination of Compensation

Overview

To implement our compensation philosophy, our compensation program consists of three key elements: base salary, short-term cash incentives and long-term incentive equity awards. We do not use a specific formula to set compensation amounts under each element but instead attempt to reflect market competitive levels tied to role and the performance level of the executive officer as measured against individual goals closely linked to company performance. The factors considered in determining each compensation element include, but are not limited to, the following:

•	The executive’s performance compared to his or her goals and objectives;

•	The qualifications of the executive and his or her potential for development and performance in the future; and

•	Whether the executive’s total compensation, and each element thereof, is at or above the market median for comparable jobs at companies with whom we compete for executive talent.

Committee Process

Members of executive management participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute input and analysis which the Committee considers in making its decisions. Management does not participate in the final determination of the amount or form of executive compensation to be paid to the members of executive management. However, the Committee relies heavily on the insights of our CEO and Chief Human Resources Officer in determining compensation for the executive officers, other than the CEO. The Committee also consults with its outside compensation consultant, Towers Watson, prior to making a final determination of the compensation for such executive officers. Prior to making decisions impacting executive compensation, the Committee refers to tally sheets prepared by management, reflecting the amount and elements of each executive’s total compensation.

The Committee leads an annual performance review process of the CEO in connection with the determination of his compensation. As part of this process, one or more Committee members and/or the Chairman of the Board meet with each senior executive to discuss the CEO’s performance using a structured interview approach. In addition, each Board member completes a written evaluation form for the CEO and submits it to the Committee. Based on these interviews and written evaluations, as well as on its own determinations regarding the CEO’s performance, the Committee prepares a final performance review for the CEO. The Committee then submits a recommendation for the CEO’s compensation to the Board for discussion. Following such discussion, the Committee finalizes its determination of the CEO’s compensation and informs the CEO of such determination, together with the final performance review.

Peer Group Analysis

In connection with our fiscal 2010 executive compensation program, the Committee reviewed tally sheets reflecting current and proposed base salary, cash incentive and long-term incentive equity award levels for our executives. Each element was analyzed relative to survey data published in the Towers Perrin Executive Compensation DataBank (2009) which reflects compensation provided by a broad range of companies that can be broken down by industry grouping. Comparisons were made against the 761 companies in the General Industry grouping of the survey and against the 31 companies in the Technology, Hardware, Semiconductors, Software Products and Services Industry grouping of the survey. Data were size-adjusted for our annual revenue using regression analysis. The Committee did not use a more specific peer group due to the diverse nature of the companies with which we compete for executive talent. The Committee considered this information in addition to the factors described above when setting the compensation levels for our executives for fiscal 2010. In particular, the Committee sought to ensure that the total compensation paid to each executive, and each individual element thereof, would be at or above the market median reflected in the survey data provided by Towers Watson. For fiscal 2011, we plan to continue to target total compensation, and each element thereof, at or above the median of the peer groups identified by Towers Watson.

Use of Consultants

From time to time and as noted above, the Committee uses outside compensation consultants to assist it in analyzing our Company’s compensation programs and assessing market levels of compensation. Management of the Company, and in particular our Chief Human Resources Officer, may also use outside compensation consultants for similar purposes. Where a compensation consultant is engaged to help determine the amount or form of compensation specific to executives or directors, the Committee directly engages such consultant. While the same consulting firm may provide services to both the Committee and management in certain circumstances, it is our general practice to have the Committee and management utilize different personnel from such firms in these circumstances.

Elements of Compensation

The fiscal 2010 executive compensation program consisted of three key elements: (1) base salary; (2) short-term cash incentives; and (3) long-term incentives in the form of stock options and restricted stock units.

Base Salary

Base salaries serve to provide our executive officers with financial stability and predictable cash flow. Base salaries for executive officers are determined by reviewing and comparing salaries and the corresponding job descriptions offered for similar positions in the survey data provided by Towers Watson, as described above. The Committee generally uses the market median reflected in this data as a lower threshold for base salaries for executive officers. However, as with the other elements of total compensation, the Committee retains full discretion to set base salaries depending on the particular circumstances. Because the base salary is a part of the total compensation package that is designed to attract, retain and motivate executives, all factors that are considered in setting the other elements of an executive’s total compensation may be considered by the Committee in determining base salary. In addition to the market median for the position, the primary other factors that are typically considered are described above under “Determination of Compensation — Overview.”

Short-Term Incentives

We offer a short-term incentive opportunity in the form of cash incentive awards to all of our executive officers. These incentive awards are paid from a centralized pool funded through Company financial goal achievement focused on both revenue and net income. Individual awards from this pool are then based on a targeted percentage of base salary and on individual performance results against established goals. The annualized cash incentive target for the CEO is 100% of base salary (as set forth in his employment agreement described below) and for each other executive officer is 50% of base salary. These targets were established by the Committee based on a review of the survey data provided by Towers Watson and described above, with a goal of setting the short-term incentive opportunity at or above the market median reflected in this data. In addition to participation in this centralized incentive pool, beginning in fiscal 2011 the executive officer overseeing our Scores segment will also participate in a commission-based incentive plan with related earnings directly linked to the growth of our myFICO.com B2C scores business.

As stated above, we incorporate a significant individual performance component in our short-term incentive program. Even if we achieve our revenue and net income targets, the full amount that would be paid to our executive officers is subject to modification based upon individual performance evaluations. The CEO’s individual performance evaluation is completed annually by the Committee, as described above, and the CEO’s cash incentive award is determined and paid following the end of the fiscal year. Individual performance evaluations for each executive officer other than the CEO are completed semiannually by the CEO and reviewed by the Committee.

Each executive officer’s performance evaluation seeks to assess his or her individual results against established goals. In addition to shared corporate goals, many factors considered for each executive officer (i.e., the “established goals”) are highly specific to the functions over which he or she has primary responsibility. Therefore, for example, an executive in charge of sales is evaluated on different factors than our general counsel. Each evaluation includes an overall performance rating on a five-point scale as follows: 1-Unacceptable, 2-Needs

Improvement, 3-Achieved Expectations, 4-Exceeded Expectations, and 5-Exceptional. For fiscal 2010, with the exception of the “Unacceptable” rating, each of the remaining four ratings was applied.

Each of the performance ratings described above corresponds to a multiplier ranging from zero to two. The multiplier is applied to the original target award percentage to determine the executive’s “performance-weighted target award.” As a result, if an executive receives either of the lowest two overall performance ratings (which correspond to a multiplier of zero), his or her target cash award would be reduced to zero. On the other hand, if an executive receives the highest overall performance rating (which corresponds to a multiplier of two), his or her target cash award would be increased to 200% of base salary for the CEO, or 100% of base salary for each other executive. Final award amounts to each executive officer may also incorporate an element of Committee discretion, as described below.

After the beginning of each fiscal year, our Board of Directors approves financial goals for our Company. These financial goals form the basis for the revenue and net income targets used to determine whether, and the extent to which, we will fund the award pool for our short-term incentive programs applicable to all employees. In fiscal 2010, the Committee selected revenue and net income targets of $616.7 million and $69.5 million, respectively, for the short-term incentive program.

After each quarter end, the Committee reviews our financial results and assesses progress toward the full-year revenue and net income targets. Based on this assessment, the Committee may fund a portion of the award pool at such time. After the first fiscal quarter of 2010, the Committee determined that we were on target to achieve our financial performance targets and, therefore, funded $2.42 million to the award pool. After the second fiscal quarter of 2010, the Committee did not fund any amount to the award pool due to poor quarterly performance and its related determination that we were not on target to achieve our financial performance targets. After the third fiscal quarter of 2010, the Committee funded $2.74 million to the award pool notwithstanding its determination that we were still not on target to achieve our original revenue and net income targets. It did so in recognition of the fact that the Company was on track to achieve annual earnings per share in line with the original financial goals approved by the Board of Directors for the year, as well as the need to have at least some level of bonus pool available to retain key employees. Despite solid fourth quarter financial results, which included achievement of targeted quarterly revenue, and bookings (an indicator of future revenues) which were significantly above plan, we did not accrue a fourth quarter incentive pool due to increased fourth quarter operating expenses. Inclusive of a small number of new hire inducement bonuses, this resulted in a total award pool of $5.4 million for the fiscal year.

While the total amount funded to the award pool for a fiscal year is expected to correlate with our performance relative to our financial performance targets, such targets are not an “all or nothing” goal, nor is the actual amount funded a simple function of the extent to which the targets have been achieved. The Committee has discretion to determine the actual amount funded based on factors it deems relevant. For instance, in fiscal 2010 the Committee funded the award pool at $5.4 million, approximately 25.8 percent of target. In doing so, the Committee funded the bonus pool at a level which it deemed necessary to drive the continued engagement and retention for key talent operating in an extremely challenging market.

Cash awards under the short-term incentive plan are determined and paid to eligible employees (including executive officers) after the fiscal year end. The total amount paid out to all eligible employees, if any, is the amount funded to the award pool for the full fiscal year. Each eligible employee typically receives approximately his or her pro rata share of the total payout based on his or her performance-weighted target award (using his or her year-end performance evaluation). However, while the performance-weighted target award for each employee as applied to the available pool dictates a directionally appropriate award for such employee, the actual amount paid to any particular employee is subject to management discretion (or the discretion of the Committee, in the case of executive officers) which may make adjustments based on various factors, including internal peer equity considerations linked to variations in base salaries and differences in individual performance contributions. With respect to the former, individual bonus awards may be adjusted to offset the impact associated with modest base salary differences between individuals within the same job level and with similar performance profiles. With respect to individual performance contributions, bonus awards may be adjusted to recognize that providing performance ratings on only a five-point scale does not always provide for sufficient granularity, and adjustments may be made to reflect that an employee was very close to receiving a higher or lower performance rating. Since short-term incentive plan funding for fiscal 2010 was intended to reward and retain participants who delivered strong performance results, assessment of individual performance ultimately determined whether a fiscal 2010 short-term incentive award was received.

Occasionally, we may agree to guarantee a portion or all of the short-term incentive for an executive officer. Typically, this occurs when we feel it is necessary in order to attract a desirable executive candidate. For instance, in fiscal 2010 we guaranteed a prorated short-term incentive bonus for Charles Ill, who joined the Company in February as executive vice president, sales and marketing, in the amount of $166,667. We also guaranteed Jordan Graham, who joined the Company in August as executive vice president, scores and president of consumer services, a prorated short-term incentive bonus for fiscal 2010 in the amount of $50,000 and a short-term incentive bonus for fiscal 2011 in the amount of $225,000. We typically do not guarantee any short-term incentive beyond the fiscal year in which an executive is hired and, in some circumstances, the first full fiscal year thereafter.

Long-Term Incentives

The third key element of our executive compensation program is long-term incentive equity awards under our 1992 Long-term Incentive Plan (the “LTIP”). This component of compensation is used to enhance the total compensation package for key management and, in particular, to link compensation to the market value of our Company’s Common Stock. Equity awards are intended to align executives’ interests in managing the Company with stockholders’ interests. The primary types of equity awards utilized by the Committee are stock options and restricted stock units. Grants of equity awards to executive officers typically fall into one of three categories: (1) new hire or promotion grants; (2) performance-based grants at year-end; or (3) special purpose grants. Regardless of type, all such grants are made by the Committee after review and consideration of the information provided by Towers Watson, and in consultation with our CEO and Chief Human Resources Officer.

The key factors considered by the Committee in determining the year-end awards for each executive officer for fiscal 2010 were (i) individual performance, (ii) the Towers Watson data and analysis described above under “Determination of Compensation — Peer Group Analysis,” (iii) internal peer equity, (iv) the current value of each executive officer’s equity holdings in the Company, and (v) job responsibilities. The Committee used the Towers Watson data and analysis to determine market median levels of equity awards for each executive position. The Committee also considered other factors in determining the actual awards based on particular circumstances for each executive. For instance, if the Towers Watson data suggested that two executive positions should have significantly differing annual awards to be at the market median, but the Committee believed that the FICO executives in these roles were of similar importance and value to FICO, the Committee might adjust the actual awards to bring them closer in line with each other. If the Committee determined that an annual equity award to a particular executive at approximately the market median would leave such executive meaningfully below an appropriate level in terms of total equity value outstanding, the Committee might increase the annual award. The Committee might also increase an executive’s annual award if it determined that his individual performance entitled him to be rewarded above the market median, or if it identified significant retention risk with respect to the executive.

Similar factors to those described in the preceding paragraph are considered in the context of new hire/promotion grants and special purpose grants. For instance, in July 2010, the Committee determined that we faced significant potential retention risk with respect to approximately 83 key senior leaders, including four of our executive officers. The Committee determined that the most appropriate action to drive continued retention and alignment with stockholders would be to selectively grant additional equity, in the form of restricted stock units, to these key individuals. Therefore, the Committee approved special purpose grants of 192,500 restricted stock units to these senior leaders, 32,500 of which were granted to the four executive officers in total. In addition, one of the four executive officer recipients received a special award of 22,500 non-qualified stock option shares.

The Committee permits executives and certain other senior level employees to designate a portion of annual equity awards granted to them to be in the form of restricted stock units rather than stock options. The primary reason for this practice is to maximize the perceived value of equity awards among employees while maintaining an economically-equivalent impact to the Company. The maximum portion of an equity award that a senior executive may elect to receive in the form of restricted stock units is 50% of the stock option shares designated for grant. The portion of an equity grant that an executive elects to receive in the form of restricted stock units is converted from stock options using a valuation ratio of one restricted stock unit for every three shares subject to a stock option. Stock options and restricted stock units granted by the Committee generally vest in four equal annual installments beginning on the first anniversary of the grant date.

The number of shares subject to equity awards granted to employees was 1,549,511 in fiscal 2010, 1,467,216 in fiscal 2009, 1,339,325 in fiscal 2008, 1,904,853 in fiscal 2007, 3,363,800 shares in fiscal 2006, and 4,115,030 in fiscal 2005. The significantly lower number of shares in recent years relative to fiscal 2005 and 2006 reflects the Committee’s objective, in alignment with observed market trends, to reduce the broad-based use of equity compensation and to more frequently utilize restricted stock unit grants (as opposed to stock option grants) as a means of reducing the overall number of shares subject to awards. In light of this objective, in 2008 the Company amended its 1992 Long-term Incentive Plan to eliminate the evergreen provision that had previously caused the number of shares available for awards thereunder to be increased each year by a number of shares equal to 4% of the total number of common shares outstanding at the end of the most recently concluded fiscal year.

Executive Officer Employment Agreements — Dr. Mark N. Greene

On February 13, 2007, the Company entered into a letter agreement with Dr. Mark Greene providing for his employment as Chief Executive Officer of the Company, and on June 30, 2008 the Company and Dr. Greene entered into an amendment thereof in response to provisions of Section 409A of the Internal Revenue Code and regulations thereunder (as so amended, the “Greene Letter Agreement”).

Pursuant to the Greene Letter Agreement, the initial term of Dr. Greene’s employment with the Company commenced on February 14, 2007, and will expire on February 13, 2012. He will be entitled to receive a base salary at an annualized rate of $550,000, which is subject to upward adjustment from time to time as determined by the Committee and is currently $625,000. He will also be eligible to participate in benefit plans that are generally available to our executives. For each full fiscal year of his employment, Dr. Greene will be eligible for a short-term incentive award opportunity payable from 0% to 200% of his base salary, with a target equal to 100% of his annual base salary, pursuant to terms and conditions established by the Committee from time to time. For fiscal 2007, Dr. Greene was guaranteed a minimum short-term incentive award at the target percentage, prorated based on the portion of the fiscal year he was employed by the Company, so long as he remained employed by the Company through the end of such fiscal year. We also paid Dr. Greene a sign-on bonus of $100,000 after commencement of his employment.

Dr. Greene’s initial equity grants pursuant to the Company’s LTIP consisted of an option to purchase 125,000 shares of the Company’s Common Stock and restricted stock units covering 41,667 shares of the Company’s Common Stock. These awards vest in four equal annual installments beginning on the first anniversary of the grant date, and the options have an exercise price equal to the closing market price of our Common Stock on the grant date. For each full fiscal year of his employment, Dr. Greene will be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). At target performance, the Annual Equity Award will be for an option to purchase 100,000 shares of our Common Stock at fair market value as of the date of grant. Some or all of the Annual Equity Award may be in the form of restricted stock units or other equity-based awards that have an equivalent economic value to the potential option award.

If we terminate Dr. Greene’s employment without Cause, or if he resigns for Good Reason (each as defined below), Dr. Greene will be entitled to a lump sum payment equal to two times his then current base salary plus two times the actual annual incentive award last paid to him, and he will receive continuation of medical and dental benefits for two years. Dr. Greene’s receipt of these severance amounts is conditioned on his delivery of an agreed-upon form of release and certain other conditions specified in the Greene Letter Agreement. Under the Greene Letter Agreement, “Cause” includes Dr. Greene’s commission of a felony, willful act of fraud or material dishonesty related to his employment with the Company or likely to cause material harm to the Company, continued failure to perform his duties with the Company, or material breach of a Company policy. “Good Reason” includes a substantial diminution in his status or position with the Company, relocation of his principal office by more than 40 miles, or material breach by the Company of the Greene Letter Agreement.

Executive Officer Employment Agreements — Thomas A. Bradley

On March 11, 2009, the Company entered into a letter agreement with Thomas Bradley providing for his employment as Executive Vice President and Chief Financial Officer of the Company (the “Bradley Letter Agreement”). On November 19, 2010, the Company and Mr. Bradley entered into an amended letter agreement (the “Bradley Transition Agreement”) pursuant to which Mr. Bradley resigned from his officer position effective November 18, 2010, but will remain an employee of the Company through April 15, 2011 and receive an annual base salary of $320,000. Pursuant to the Transition Agreement, the Company agreed with Mr. Bradley that when he ceased to be Executive Vice President and Chief Financial Officer on November 18, 2010, it was a Qualifying Termination under the Bradley Letter Agreement, entitling him to the severance payments described therein. It was also agreed that Mr. Bradley would not receive any short-term incentive compensation for fiscal 2010 or 2011. Mr. Bradley’s Management Agreement with the Company was not affected by the Transition Agreement.

Pursuant to the Bradley Letter Agreement (prior to amendment by the Bradley Transition Agreement), the initial term of Mr. Bradley’s employment with the Company commenced on April 6, 2009, and was to expire on April 5, 2012. He was entitled to receive a base salary at an annualized rate of $450,000, subject to upward adjustment from time to time as determined by the Committee. He also was eligible to participate in benefit plans generally available to our executives. For each full fiscal year during the term of his employment, Mr. Bradley was to be eligible for a short-term incentive award opportunity payable from 0% to 100% of his annual base salary, with a target equal to 50% of his annual base salary, pursuant to terms and conditions established by the Committee from time to time. For fiscal year 2009, Mr. Bradley was guaranteed a minimum short-term incentive award of $112,500.

Mr. Bradley’s initial equity grant pursuant to the Company’s LTIP consisted of an option to purchase 225,000 shares of the Company’s Common Stock. This award was to vest in four equal annual installments beginning on the first anniversary of the grant date, and has an exercise price equal to the closing market price of our Common Stock on the grant date. For each full fiscal year of his employment, Mr. Bradley was to be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). Some or all of the Annual Equity Award was permitted to be in the form of RSUs that have an equivalent economic value to an option award.

Pursuant to the Bradley Letter Agreement, subject to certain conditions, if Mr. Bradley’s employment was terminated by the Company without Cause or if he voluntary resigned for Good Reason (each as defined below) prior to the expiration of the term of the Letter Agreement, and such termination did not occur in connection with a change of control event, Mr. Bradley would be entitled (i) to the sum of his then-current annual base salary plus the total incentive bonus payment paid to him for the fiscal year preceding the termination, and (ii) for a period of 12 months following the effective date of termination, to continue to participate in any insured group health and group life insurance plan or program of the Company at the Company’s expense. Pursuant to the Bradley Transition Agreement, it was agreed that Mr. Bradley’s end of employment with the Company would entitle him to severance pursuant to these provisions, based on his new annual base salary rate of $320,000 and $0 for his incentive bonus for fiscal 2010, subject to him fulfilling all of the conditions for receiving such severance under the Bradley Letter Agreement.

Under the Bradley Letter Agreement, “Cause” included Mr. Bradley’s commission of a felony, willful act of fraud or material dishonesty related to his employment with the Company or likely to cause material harm to the Company, continued failure to perform his duties with the Company, or material breach of a Company policy. “Good Reason” included a material reduction in his authority or reporting relationships within the Company, or material breach by the Company of the Bradley Letter Agreement.

Executive Officer Employment Agreements — Charles Ill

On January 15, 2010, the Company entered into a letter agreement with Charles Ill as Executive Vice President, Sales and Marketing of the Company (the “Ill Letter Agreement”). The term of the Ill Letter Agreement is from February 1, 2010 through January 31, 2013. Pursuant to the Ill Letter Agreement, Mr. Ill received a signing bonus of $83,333 upon commencement of his employment and is entitled to receive a base salary at an annualized rate of $500,000, subject to upward adjustment from time to time during the term of the Ill Letter Agreement as determined by the Committee. He is also eligible to participate in benefit plans that are generally available to the

Company’s executives. For each full fiscal year during the term of his Letter Agreement, Mr. Ill is eligible for an incentive award opportunity payable from 0% to 100% of his annual base salary, with a target equal to 50% of his annual base salary, pursuant to terms and conditions established by the Committee from time to time. For fiscal year 2010, Mr. Ill was guaranteed an incentive bonus of no less than $167,667, provided that Mr. Ill remained actively employed by the Company on the regular payout date for bonuses under the Company’s Management Incentive Plan for fiscal year 2010.

Mr. Ill was also entitled to an initial equity grant pursuant to the Company’s LTIP consisting of an option to purchase 250,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of the Company’s common stock as of the date of grant (the date Mr. Ill commenced his employment with the Company). In accordance with the policies and practices of the Company, Mr. Ill elected to receive RSUs in lieu of approximately one-half of the shares of the initial option award on the basis of one RSU for every three shares of the initial option award that were foregone. As a result, Mr. Ill’s initial equity grant consisted of 41,666 RSUs and an option to purchase 125,002 shares of the Company’s common stock, both of which are subject to four-year ratable vesting. For each full fiscal year of his employment, Mr. Ill is to be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). Some or all of the Annual Equity Award may be in the form of RSUs that have an equivalent economic value to an option award.

Subject to certain conditions, if Mr. Ill’s employment is terminated by the Company without Cause or if he voluntarily resigns for Good Reason (each as defined below) prior to the expiration of the term of the Ill Letter Agreement, and such termination does not occur in connection with a change of control event, Mr. Ill will be entitled (i) to the sum of his then-current annual base salary plus the total incentive bonus payment paid to him for the fiscal year preceding the termination (or, if the termination occurs before Mr. Ill receives his incentive bonus for fiscal year 2010, the amount of Mr. Ill’s minimum guaranteed incentive bonus for fiscal 2010), and (ii) for a period of 12 months following the effective date of termination, to continue to participate in any insured group health and group life insurance plan or program of the Company at the Company’s expense. Under the Ill Letter Agreement, “Cause” includes Mr. Ill’s commission of a felony, willful act of fraud or material dishonesty related to his employment with the Company or likely to cause material harm to the Company, continued failure to perform his duties with the Company, or material breach of a Company policy. “Good Reason” includes a material reduction in his authority or reporting relationships within the Company, or material breach by the Company of the Ill Letter Agreement.

Executive Officer Employment Agreements — Jordan Graham

On July 28, 2010, the Company entered into a letter agreement with Jordan Graham as Executive Vice President, Scores and President of FICO Consumer Services (the “Graham Letter Agreement”). The term of the Graham Letter Agreement is from August 2, 2010 through December 31, 2013. Pursuant to the Graham Letter Agreement, Mr. Graham received a signing bonus of $200,000 upon commencement of his employment and is entitled to receive a base salary at an annualized rate of $450,000, subject to upward adjustment from time to time during the term of the Graham Letter Agreement as determined by the Committee. He is also eligible to participate in benefit plans that are generally available to the Company’s executives. For each full fiscal year during the term of his Letter Agreement, Mr. Graham will participate in two different cash incentive bonus plans. The first is an incentive award opportunity, under the annual Management Incentive Plan in which all of our executive officers (except Dr. Greene) participate, payable from 0% to 100% of his annual base salary, with a target equal to 50% of his annual base salary, pursuant to terms and conditions established by the Committee from time to time. Mr. Graham was guaranteed an incentive bonus of no less than $50,000 for fiscal year 2010, and $225,000 for fiscal year 2011, provided in each case that Mr. Graham remains actively employed by the Company on the regular payout date for bonuses under the Company’s Management Incentive Plan for each such fiscal year. The second is an incentive award opportunity under the Company’s Consumer Services Incentive Plan, starting with fiscal year 2011. Prior to each year, the Committee and Mr. Graham will jointly establish a goal under this plan for the Company’s Consumer Services business. Mr. Graham’s incentive compensation under this plan will be $0 if such goal is not achieved, $200,000 if such goal is achieved, and may increase substantially for performance in excess of such goal (based on a formula to be established jointly by the Committee and Mr. Graham prior to each year).

Mr. Graham was also entitled to an initial equity grant pursuant to the Company’s LTIP consisting of an option to purchase 200,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of the Company’s common stock as of the date of grant (the date Mr. Graham commenced his employment with the Company). In accordance with the policies and practices of the Company, Mr. Graham elected to receive RSUs in lieu of approximately one-half of the shares of the initial option award on the basis of one RSU for every three shares of the initial option award that were foregone. As a result, Mr. Graham’s initial equity grants consisted of 33,333 RSUs and an option to purchase 100,001 shares of the Company’s common stock, both of which are subject to four-year ratable vesting. For each full fiscal year of his employment, Mr. Graham is to be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). Some or all of the Annual Equity Award may be in the form of RSUs that have an equivalent economic value to an option award.

Subject to certain conditions, if Mr. Graham’s employment is terminated by the Company without Cause or if he voluntarily resigns for Good Reason (each as defined below) prior to January 1, 2013, and such termination does not occur in connection with a change of control event, Mr. Graham will be entitled (i) to the sum of 1.75 times his then-current annual base salary, plus the total incentive bonus payment paid to him for the fiscal year preceding the termination (or, if the termination occurs before Mr. Graham receives his incentive bonus for fiscal year 2011, the amount of Mr. Graham’s minimum guaranteed incentive bonus for fiscal 2011), and (ii) for a period of 12 months following the effective date of termination, to continue to participate in any insured group health and group life insurance plan or program of the Company at the Company’s expense. In the event any such termination of Mr. Graham’s employment occurs on or after January 1, 2013, but prior to the expiration of the term of the Graham Letter Agreement, Mr. Graham will be entitled to the same severance amounts and benefits, except that his then-current annual base salary will not be multiplied by 1.75 for purposes of determining the cash severance amount he is to receive.

Under the Graham Letter Agreement, “Cause” includes Mr. Graham’s commission of a felony, willful act of fraud or material dishonesty related to his employment with the Company or likely to cause material harm to the Company, continued failure to perform his duties with the Company, or material breach of a Company policy. “Good Reason” includes a material reduction in his authority or reporting relationships within the Company, or material breach by the Company of the Graham Letter Agreement.

Executive Officer Employment Agreements — Deborah Kerr

On January 12, 2009, the Company entered into a letter agreement with Deborah Kerr as Executive Vice President, Chief Technology and Products Officer of the Company (the “Kerr Letter Agreement”). The term of the Kerr Letter Agreement is from February 2, 2009 through February 2, 2012. Pursuant to the Kerr Letter Agreement, Ms. Kerr received a signing bonus of $100,000 upon commencement of her employment and is entitled to receive a base salary at an annualized rate of $450,000, subject to upward adjustment from time to time during the term of the Kerr Letter Agreement as determined by the Committee. Her base salary is currently $500,000. She is also eligible to participate in benefit plans that are generally available to the Company’s executives. For each full fiscal year during the term of her Letter Agreement, Ms. Kerr is eligible for an incentive award opportunity payable from 0% to 100% of her annual base salary, with a target equal to 50% of her annual base salary, pursuant to terms and conditions established by the Committee from time to time. For fiscal year 2009, Ms. Kerr was guaranteed an incentive bonus of no less than $145,000, provided that Ms. Kerr remained actively employed by the Company on the regular payout date for bonuses under the Company’s Management Incentive Plan for fiscal year 2009.

Ms. Kerr was also entitled to an initial equity grant pursuant to the Company’s LTIP consisting of an option to purchase 225,000 shares of the Company’s common stock, with an exercise price equal to the fair market value of the Company’s common stock as of the date of grant (the date Ms. Kerr commenced her employment with the Company). In accordance with the policies and practices of the Company, Ms. Kerr elected to receive RSUs in lieu of a portion of the shares of the initial option award on the basis of one RSU for every three shares of the initial option award that were foregone. As a result, Ms. Kerr’s initial equity grants consisted of 26,250 RSUs and an option to purchase 146,250 shares of the Company’s common stock, both of which are subject to four-year ratable vesting. For each full fiscal year of her employment, Ms. Kerr is to be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). Some or all of the Annual Equity Award may be in the form of RSUs that have an equivalent economic value to an option award.

Subject to certain conditions, if Ms. Kerr’s employment is terminated by the Company without Cause or if she voluntarily resigns for Good Reason (each as defined below) prior to the expiration of the term of the Kerr Letter Agreement, and such termination does not occur in connection with a change of control event, Ms. Kerr will be entitled (i) to the sum of her then-current annual base salary plus the total incentive bonus payment paid to her for the fiscal year preceding the termination (or, if the termination occurred before Ms. Kerr received her incentive bonus for fiscal year 2009, the amount of Ms. Kerr’s minimum guaranteed incentive bonus for fiscal 2009), and (ii) for a period of 12 months following the effective date of termination, to continue to participate in any insured group health and group life insurance plan or program of the Company at the Company’s expense. Under the Kerr Letter Agreement, “Cause” includes Ms. Kerr’s commission of a felony, willful act of fraud or material dishonesty related to her employment with the Company or likely to cause material harm to the Company, continued failure to perform her duties with the Company, or material breach of a Company policy. “Good Reason” includes a material reduction in her authority or reporting relationships within the Company, or material breach by the Company of the Kerr Letter Agreement.

Executive Officer Management Agreements

Each of our executive officers is a party to a Management Agreement with the Company. The Management Agreements are for a fixed term with automatic one-year extensions. Except in the case of Dr. Greene, if during the term of the Management Agreements a change of control Event occurs, and if the executive officer’s employment is terminated in connection with or within one year following the Event due to an involuntary termination by the Company without Cause or for Good Reason by the executive (as defined in the Management Agreement), we will pay such officer a severance amount equal to one times such officer’s then-current annual base salary, plus an amount equal to the total incentive payments made to the officer during the prior fiscal year, and the officer will be eligible to participate in group health and life insurance plans for twelve months following his termination date at our expense. In addition, all of such officer’s unvested stock options and restricted stock units will vest in full, subject to certain limitations specified in the Management Agreement. The officer’s receipt of these severance amounts is conditioned on the officer’s delivery of a release of claims and agreement not to solicit Company employees for one year following termination of employment. Dr. Greene’s Management Agreement provides the same general provisions in the case of a termination of employment in connection with or following a change of control Event, except that Dr. Greene’s severance will be in the amount of two times base salary, two times the incentive payments for the prior fiscal year, and 24 months of continued group health and life insurance.

Severance and Retirement Arrangements

We sponsor the Fair Isaac Severance Benefits Plan, which is an ERISA-qualified severance benefit plan in which all employees, including executives, participate. Under this plan, an employee receives severance benefits in the event that he or she is involuntarily terminated due to the elimination of his or her position with the Company. The level of such benefits is determined based on the employee’s years of service and assigned job level. If an executive officer is terminated under circumstances that would trigger benefits under both this plan and his or her Management Agreement, such executive would receive benefits under whichever is more favorable to him or her, but not both.

We offer a 401(k) plan for all eligible employees, and our executive officers are eligible to receive a Company matching contribution on amounts they contribute to the 401(k) plan as follows: 100% match of the first 3% of eligible compensation contributed by the executive officer, followed by a 50% match of the next 2% of eligible compensation contributed by the executive officer. Our executive retirement and savings plan allows our vice presidents and more senior officers to defer up to 25% of their base salary and 75% of their cash incentive awards into an investment account. Amounts in this account are payable upon certain termination events as specified in the plan.

Other Compensation Arrangements

Our executive officers participate in our general employee benefit plans and programs, including health and dental benefits, on the same terms as all of our other full-time employees. We have historically offered an employee stock purchase plan that gives all eligible employees the opportunity to purchase shares of our Common Stock at a

15% discount off the fair market value of our Common Stock, as determined under the plan. However, the Board of Directors suspended this plan effective January 1, 2009. We also pay the premiums for group life, accidental death and dismemberment, and business travel accident insurance for all eligible employees, including executive officers, in a coverage amount based upon their base salary.

Equity Award Grant Processes

Equity awards for all executive officers are approved by the Committee. The exercise price of stock options is set at fair market value on the date of grant, with annual equity awards generally granted by the Committee during December of each fiscal year. Under the LTIP, fair market value is defined as the closing price of our Common Stock on the date of grant. The Committee has delegated authority to our CEO to approve the granting of equity awards to employees who are not executive officers, subject to certain parameters approved by the Committee. The exercise price of stock options granted by our CEO is set using the formula described above.

Executive Stock Ownership Guidelines

In November 2009, the Board of Directors adopted stock ownership guidelines for the Company’s executive officers. The stock ownership guidelines are expressed as a fixed number of shares, varying by role, pegged to a particular level of underlying value. For the Chief Executive Officer, the target is 100,000 shares. For Executive Vice Presidents, the target is 50,000 shares. For Senior Vice Presidents, the target is 25,000 shares. The guidelines provide that executive officers should achieve the stated target within five years of appointment. All executive officers who have been serving for at least five years currently meet the stock ownership guidelines.

Shares of stock owned by the executive officers for satisfying the stock ownership requirements, (a) include shares the individual owns outright, shares owned by the individual’s immediate family, shares owned in trust for the individual, shares held in a trust or estate controlled by the individual, or of which the individual is settlor or administrator and shares held in an individual’s account under a personal or employer savings plan; (b) include shares under restriction requiring only the passage of time and the individual’s continued service to cause the restriction’s removal; (c) include vested unexercised stock options such that said options will be counted toward the ownership guideline by calculating the pre-tax margin value and dividing by the current fair market value per share; and (d) exclude unvested stock options, unvested performance-based shares, and cash compensation plans based on stock appreciation.

Consideration of Tax and Accounting Matters

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility.

The Committee considers the Company’s ability to fully deduct compensation in accordance with the limitations of Section 162(m) in structuring our compensation programs. However, the Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and its stockholders.

The Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Compensation Committee Report

The Committee has discussed and reviewed the “Compensation Discussion and Analysis” with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

Submitted by the Compensation Committee:

Margaret L. Taylor, Chair
Alex W. Hart
Duane E. White

COMPENSATION OF NAMED EXECUTIVES

SUMMARY COMPENSATION TABLE FOR FISCAL 2010

The following table summarizes all compensation earned in fiscal 2010 by our Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer who were serving as executive officers at fiscal year-end 2010. These five individuals are referred to herein as our named executive officers.

Summary Compensation Table

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Plan	Earnings	Compensation	Total
	Year	($)[1]	($)	($)[2]	($)[2]	($)[3]	($)	($)[4]	($)
Name and Principal Position(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Mark Greene	2010	625,000	—	248,875	787,500	161,800	—	15,913	1,839,088
Chief Executive Officer	2009	625,000	—	159,725	543,474	160,500	—	22,738	1,511,437
	2008	613,462	—	720,675	1,274,625	—	—	71,475	2,680,237
Thomas Bradley[5]	2010	450,000	—	—	350,000	—	—	11,589	811,589
Former Executive Vice	2009	207,692	—	—	1,287,000	112,500	—	8,377	1,615,569
President and Chief Financial Officer
Charles Ill[6]	2010	317,308	83,333	1,082,936	928,765	166,667	—	330	2,579,339
Executive Vice President
Jordan Graham[6]	2010	60,577	200,000	782,659	796,008	50,000	—	297	1,889,541
Executive Vice President Scores and President of FICO Consumer Services Division
Deborah Kerr[7]	2010	450,961	—	296,585	552,007	100,000	—	10,130	1,409,683
Executive Vice President and Chief Technology Officer

[1]	Annualized base salaries for fiscal 2010 for the NEO’s were as follows: Dr. Greene — $625,000; Mr. Bradley — $450,000; Mr. Ill — $500,000; Mr. Graham — $450,000 and Ms. Kerr — $500,000. The different amounts reflected in the Salary column above are because Messrs. Ill and Graham joined the Company during fiscal 2010 and Ms. Kerr received a salary increase to $500,000 due to market competitive factors in May 2010.

[2]	The amounts in this column represent the aggregate grant date fair value of each award granted during the fiscal year, computed in accordance with FASB ASC Topic 718, and do not reflect whether the named executive officer has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 17 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for fiscal year ended September 30, 2010, as filed with the SEC.

[3]	Dr. Greene’s non-equity incentive award is based on his employment agreement. Messrs. Ill and Graham’s non-equity incentive awards for fiscal 2010 were guaranteed pursuant to the Ill Letter Agreement and Graham Letter Agreement, respectively. Ms. Kerr’s non-equity incentive award for fiscal 2010 was determined under the Management Incentive Plan, which provided for an award opportunity after the fiscal year end. Pursuant to the Bradley Transition Agreement, Mr. Bradley did not receive a payout under the 2010 Management Incentive Plan.

[4]	The amounts shown for fiscal 2010 are detailed in the supplemental table below entitled “All Other Compensation Table.”

[5]	Mr. Bradley announced his intention to retire from the Company on November 16, 2010, and in connection therewith resigned as Executive Vice President and Chief Financial Officer effective November 18, 2010. Pursuant to the Bradley Transition Agreement, Mr. Bradley will remain an employee of the Company through April 15, 2011. Mr. Bradley joined the Company in April 2009 and therefore he does not have compensation data included in this table for fiscal 2008. Michael Pung, who was the Company’s Vice President, Finance and Investor Relations, was appointed Senior Vice President and Chief Financial Officer on November 18, 2010.

[6]	Messrs. Ill and Graham joined the Company in February 2010 and August 2010 respectively and therefore they do not have compensation data included in this table for prior periods.

[7]	Ms. Kerr joined the Company in February 2009 and was not a named executive officer for fiscal year 2009, and therefore she does not have compensation data included in this table for fiscal 2008 or 2009.

All Other Compensation Table

	Mark	Thomas	Charles	Jordan	Deborah
Elements of All Other Compensation	Greene	Bradley	Ill	Graham	Kerr

401(k) Match($)[1]	9,615	11,292	—	—	9,800
Life Insurance Premium($)[2]	413	297	330	297	330
Housing/Relocations($)	—	—	—	—	—
Spousal Travel($)[3]	3,123	—	—	—	—
Tax Gross Ups($)[3,4]	1,517	—	—	—	—
Other($)[5]	1,245	—	—	—	—
Amount Paid Upon Termination, Severance, or Constructive Termination or Change of Control($)	—	—	—	—	—
TOTAL($)	15,913	11,589	330	297	10,130

[1]	Represents the aggregate value of the Company’s cash contribution under the FICO 401(k) Plan during fiscal 2010.

[2]	Represents the aggregate incremental cost for each of the named executive officer’s basic life insurance premium, which is offered to all employees at one times current salary.

[3]	Reflects the value associated with personal commercial aircraft travel of Dr. Greene’s spouse who was required by the Company to attend certain Company events. The value of such spousal travel was imputed to income for Dr. Greene, and the Company issued a gross-up payment, shown in the tax gross ups row, to substantially offset related tax liabilities.

[4]	Effective January 1, 2009 the Company established a policy that provides only two permissible reasons for gross-up payments to offset imputed income: (i) for spousal travel when the business event requires the spouse to attend and (ii) relocation charges when the Company moves an executive to another geographical location.

[5]	The Company pays for Dr. Greene’s annual membership at the Minneapolis Club as this membership is used primarily for business purposes. Twenty-five percent of this annual cost is imputed to Dr. Greene as income representing secondary personal use. The Company does not make gross up payments to offset any related tax liabilities associated with this imputed income.

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table summarizes grants of plan-based compensation awards made during fiscal 2010 to our named executive officers.

											All Other
											Stock		All Other
											Awards:		Option			Grant
											Number		Awards:		Exercise	Date Fair
					Estimated Possible Payouts			Estimated Future Payouts			of		Number of		or Base	Value of
					Under Non-Equity Incentive			Under Equity Incentive			Shares		Securities		Price of	Stock and
					Plan Awards[2]			Plan Awards			of Stock		Underlying		Option	Option
			Approval		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Options		Awards	Awards
Name	Grant Date		Date		($)	($)	($)	($)	($)	($)	(#)		(#)		($/SH)	($)[3]
(a)	(b)[1]		(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)		(k)		(l)	(m)

Mark Greene	12/18/2009		—		—	—	—	—	—	—	—		112,500	[4]	20.31	787,500
	12/18/2009		—		—	—	—	—	—	—	12,500	[6]	—		—	248,875
	02/14/2007		02/07/2007	[5]	0	625,000	1,250,000	—	—	—	—		—		—	—
Thomas Bradley	12/18/2009		—		—	—	—	—	—	—	—		50,000	[4]	20.31	350,000
	10/12/2009		—		0	225,000	450,000	—	—	—	—		—		—	—
Charles Ill	02/01/2010		01/15/2010[7]		—	—	—	—	—	—	—		125,002	[4]	22.01	928,765
	02/01/2010		01/15/2010[7]		—	—	—	—	—	—	41,666	[6]	—		—	902,486
	07/23/2010	[7]	—		—	—	—	—	—	—	7,500	[6]	—		—	180,450
	01/15/2010		—		166,667	250,000	500,000	—	—	—	—		—		—	—
Jordan Graham	08/02/2010		07/16/2010[8]		—	—	—	—	—	—	—		100,001	[4]	23.86	796,008
	08/02/2010		07/16/2010[8]		—	—	—	—	—	—	33,333	[6]	—		—	782,659
	07/16/2010	[8]	—		50,000	225,000	450,000	—	—	—	—		—		—	—
Deborah Kerr	12/18/2009		—		—	—	—	—	—	—	—		52,501	[4]	20.31	367,507
	12/18/2009		—		—	—	—	—	—	—	5,833	[6]	—		—	116,135
	07/23/2010		—		—	—	—	—	—	—	—		22,500	[4]	24.45	184,500
	07/23/2010		—		—	—	—	—	—	—	7,500	[6]	—		—	180,450
	10/12/2009		—		0	250,000	500,000	—	—	—	—		—		—	—

[1]	The grant date reported for the non-equity incentive plan awards is the date the Compensation Committee approved the 2010 Management Incentive Plan, except for Dr. Greene and Messrs. Ill and Graham. See Approval Date footnotes for detail regarding their awards.

[2]	For Dr. Greene, the amounts shown in these columns represent the estimated threshold (or minimum), target, and maximum possible cash awards under Dr. Greene’s employment agreement with zero being the threshold (or minimum), 100% of base salary representing target and 200% of base salary representing maximum. Using this scale, the amount Dr. Greene could receive under his employment agreement is dependent on both the Company’s performance against established financial goals and Dr. Greene’s individual performance. Financial performance goals, reflecting both revenue growth and net income growth for the Company, and individual performance goals are established by the Board at the beginning of the fiscal year. The Compensation Committee then uses achievement against these goals to determine whether, and the extent to which, any cash incentive awards will be paid. Thus, Dr. Greene can have his target cash incentive reduced to zero based on poor Company or individual performance, or doubled based on strong Company and individual performance.

For Messrs. Bradley, Ill and Graham and Ms. Kerr, the amounts shown in these columns represent estimated threshold (or minimum), target, and maximum possible cash awards under our 2010 Management Incentive Plan with zero being the threshold (or minimum), 50% of base salary representing target and 100% of base salary representing maximum. Using this scale, the amount an executive could receive under this plan is dependent on both the Company’s performance against established financial goals and the executive’s individual performance. Financial performance goals, reflecting both revenue growth and net income growth for the Company, and individual performance goals are established by the Board at the beginning of the fiscal year. The Compensation Committee then uses achievement against these goals to determine whether, and the extent to which, any cash incentive awards will be paid. Thus, each of these named executive officers (except for Messrs. Ill and Graham) can have his or her target cash incentive reduced to zero based on poor Company or individual performance, or doubled based on strong Company and individual performance. Mr. Ill’s threshold (or minimum) of $166,667 reflects that the Ill Letter Agreement guaranteed him a minimum cash incentive in this amount. Mr. Graham’s threshold (or minimum) of $50,000 reflects that the Graham Letter Agreement guaranteed him a minimum cash incentive in this amount. Pursuant to the Bradley Transition Agreement, Mr. Bradley did not receive a payout under the 2010 Management Incentive Plan.

Additional detail regarding the determination of cash incentives to executives for fiscal 2010 is included above under “Compensation Discussion and Analysis.”

[3]	Represents the grant date fair value of each stock option or restricted stock unit, as applicable, computed in accordance with FASB ASC Topic 718.

[4]	These stock option awards vest in four equal increments on the first four anniversaries of the grant date and expire seven years after the grant date.

[5]	The Compensation Committee met on this date to approve the terms of Dr. Greene’s original employment agreement, which provides for his eligibility for an incentive award opportunity payable from 0% to 200% of his base salary, with a target equal to 100% of his annual base salary.

[6]	These restricted stock unit awards vest in shares in four equal increments on the first four anniversaries of the grant date and do not pay dividend equivalents.

[7]	The Compensation Committee met on this date to approve the terms of the Ill Letter Agreement, which provided for his initial equity awards upon joining the company and a guaranteed cash incentive of $166,667 for fiscal 2010.

[8]	The Compensation Committee met on this date to approve the terms of the Graham Letter Agreement, which provided for his initial equity awards upon joining the company and a guaranteed cash incentive of $50,000 for fiscal 2010 and $225,000 for fiscal 2011.

The Company is a party to employment agreements with Dr. Greene, Messrs. Bradley, Ill and Graham and Ms. Kerr. All such agreements and the awards described in this table are explained further in “Compensation Discussion and Analysis.”

We do not use a specific formula to determine compensation levels but instead attempt to achieve an appropriate balance between short-term cash compensation and long-term equity compensation while reflecting market competitive levels tied to role structure and the performance level of the executive officer. A number of factors, described in prior sections above, are considered in determining each compensation element. Aligning executive interests with the creation of stockholder value, equity-based incentive compensation generally represents a substantial portion of total executive compensation. While generally of lesser value than equity-based incentives, non-equity-based incentives similarly align executive interests with the creation of stockholder value due to the fact that non-equity-based incentives are funded based upon the extent to which the Company achieves targeted growth goals. For more detail on compensation, please refer to “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

							Stock Awards
										Equity	Equity
										Incentive	Incentive
										Plan	Plan
										Awards:	Awards:
	Option Awards									Number of	Market or
				Equity				Number		Unearned	Payout
				Incentive				of		Shares,	Value of
				Plan Awards:				Shares	Market	Units or	Unearned
		Number of	Number of	Number				or Units	Value of	Other	Shares,
		Securities	Securities	of Securities				of Stock	Shares or	Rights	Units or
		Underlying	Underlying	Underlying				That	Units of	That	Other
		Unexercised	Unexercised	Unexercised	Option			Have	Stock That	Have	Rights That
		Options	Options	Unearned	Exercise	Option		Not	Have Not	Not	Have Not
		(#)	(#)	Options	Price	Expiration		Vested	Vested	Vested	Vested
Name	Grant	Exercisable	Unexercisable	(#)	($)	Date	Grant	(#)	($)[1]	(#)	($)
(a)	Date	(b)	(c)	(d)	(e)	(f)	Date	(g)	(h)	(i)	(j)

Mark Greene	02/14/2007	93,750	31,250[2]	—	39.62	02/13/2014	02/14/2007	10,416[3]	256,859	—	—
	12/18/2007	56,250	56,250[2]	—	34.26	12/17/2014	12/18/2007	6,250[3]	154,125	—	—
	12/18/2008	25,782	77,344[2]	—	14.16	12/17/2015	07/08/2008	7,500[3]	184,950	—	—
	12/18/2009	—	112,500[2]	—	20.31	12/17/2016	12/18/2008	8,593[3]	211,903	—	—
	—	—	—	—	—	—	12/18/2009	12,500[3]	308,250	—	—
Thomas Bradley	04/06/2009	56,250	168,750[2]	—	15.51	04/05/2016	—	—	—	—	—
	12/18/2009	—	50,000[2]	—	20.31	12/17/2016	—	—	—	—	—
Charles Ill	02/01/2010	—	125,002[2]	—	22.01	01/31/2017	02/01/2010	41,666[3]	1,027,484	—	—
	—	—	—	—	—	—	07/23/2010	7,500[3]	184,950	—	—
Jordan Graham	08/02/2010	—	100,001[2]	—	23.86	08/01/2017	08/02/2010	33,333[3]	821,992	—	—
Deborah Kerr	02/02/2009	36,563	109,687[2]	—	13.22	02/01/2016	02/02/2009	19,687[3]	485,481	—	—
	12/18/2009	—	52,501[2]	—	20.31	12/17/2016	12/18/2009	5,833[3]	143,842	—	—
	07/23/2010	—	22,500[2]	—	24.45	07/22/2017	07/23/2010	7,500[3]	184,950	—	—

[1]	The market value of restricted stock units that have not vested was determined by multiplying the closing market price of the Company’s Common Stock on September 30, 2010 ($24.66) by the number of restricted stock units.

[2]	These stock option awards vest in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

[3]	These restricted stock unit awards vest in shares in four equal increments on the first four anniversaries of the grant date, subject to the named executive officer’s continued employment.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Number of
	Shares	Value	Number of
	Acquired	Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	On Vesting	on Vesting
Name	(#)	($)	(#)	($)[1]
(a)	(b)	(c)	(d)	(e)
Mark Greene	—	—	20,157	427,889
Thomas Bradley	—	—	—	—
Charles Ill	—	—	—	—
Jordan Graham	—	—	—	—
Deborah Kerr	—	—	6,563	142,877

[1]	Equal to the number of shares vested multiplied by the closing price of the Company’s Common Stock on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2010

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)[1]	($)	($)[2]	($)	($)[3]
(a)	(b)	(c)	(d)	(e)	(f)

Mark Greene	—	—	4,829	—	61,882
Thomas Bradley	196,875	—	16,908	—	270,888
Charles Ill	—	—	—	—	—
Jordan Graham	—	—	—	—	—
Deborah Kerr	—	—	—	—	—

[1]	The amounts reported in this column were reported in the Summary Compensation Table as part of each individual’s compensation for the fiscal year ended September 30, 2010.

[2]	The amounts reported in this column were not reported in the Summary Compensation Table as part of each individual’s compensation for the most recent fiscal year because none of the earnings are considered to be “above market” or “preferential.”

[3]	Of the amounts shown in this column, the following amounts were previously reported as compensation to the respective individuals in the Summary Compensation Table in previous years: Mark Greene, $14,808 for fiscal 2007, $49,135 for fiscal 2008, and $0 for fiscal 2009; Thomas Bradley, $51,923 for fiscal 2009.

This plan is intended for a select group of employees of the Company who are in the highest salary band. Employees can defer up to 25% of base salary and up to 75% of incentive award compensation into the plan. These are considered irrevocable elections and stay in place for the entire calendar year. The Company does not make any employer contributions to this plan, and employees are always 100% vested in their contributions. Employees make their own investment election decisions from a select group of investment choices chosen by the Company.

Participating employees also make an irrevocable election for distributions from the plan at retirement. If they terminate employment prior to retirement, then participating employees will receive their distribution on the first day of the seventh calendar month following separation from service due to any reason.

ESTIMATED CHANGE IN CONTROL OR TERMINATION BENEFITS AT 2010 FISCAL YEAR-END

The tables below quantify the estimated payments and benefits that would be provided to our named executive officers in connection with the termination of his or her employment under the circumstances indicated. In all cases, the information assumes that the triggering event occurred on the last day of fiscal 2010, and the price per share of our Common Stock is the closing market price as of that date (which was $24.66). The management agreements relating to change in control and other employment agreements that we have entered into with our named executive officers are described in detail elsewhere in this proxy statement under “Compensation Discussion and Analysis.”

None of the tables below reflect amounts that would be payable to our named executive officers under our Short and Long Term Disability Policies. All FICO employees are covered under these policies. For the first three months of a disability, the employee continues to receive 60% of base salary under the Short Term Disability Policy. After three months of disability, the employee becomes eligible to receive 50% of base salary (up to a maximum of $5,000 per month) under the Long Term Disability Policy. These payments continue as long as the employee is deemed disabled under the policy, until the employee reaches the age of 65. Supplemental disability insurance can also be purchased by employees to increase the percentage of base salary to which they are entitled under the policies.

The tables below also exclude amounts payable in the event of death of a named executive officer to his or her named beneficiaries under a Company-provided life insurance policy. All employees are covered under this policy, which provides for the lump sum payment of one times the employee’s base salary in the event of death, or two times base salary in the event of accidental death. Additional amounts may be payable under a Company-provided business travel accident insurance policy.

Mark Greene

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
			Termination	Control or
			by Us	by the NEO
			Without	with Good
			Cause or by	Reason
	Voluntary	Termination	NEO with	Following a
	Termination	by Us for	Good	Change in
	by NEO	Cause	Reason	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)	($)	($)	($)	($)

Value of Cash Severance	—	—	1,571,000	1,571,000	—	—	—
Value of Benefits[1]	—	—	33,034	33,034	—	—	—
Market Value of Accelerated Stock Option Awards[2]	—	—	—	1,301,487	—	1,301,487	1,301,487
Market Value of Accelerated Restricted Stock Unit Awards[3]	—	—	—	1,116,087	—	1,116,087	1,116,087
Total	—	—	1,604,034	4,021,608	—	2,417,574	2,417,574

[1]	The Company is obligated to provide benefits to Dr. Greene at existing levels for 24 months post-termination if his employment is terminated by the Company without cause or by Dr. Greene for good reason (whether or not such termination follows a change in control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2010, of $24.66.

[3]	The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2010, of $24.66.

Thomas Bradley

Termination
by Us
Without
Cause
Following a
Change in
			Termination	Control or
			by Us	by the NEO
			Without	with Good
			Cause or by	Reason
	Voluntary	Termination	NEO with	Following a
	Termination	by Us for	Good	Change in
	by NEO	Cause	Reason	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)	($)	($)	($)	($)

Value of Cash Severance	—	—	562,500	562,500	—	—	—
Value of Benefits[1]	—	—	15,292	15,292	—	—	—
Market Value of Accelerated Stock Option Awards[2]	—	—	—	1,761,563	—	1,761,563	1,761,563
Market Value of Accelerated Restricted Stock Unit Awards	—	—	—	—	—	—	—
Total	—	—	577,792	2,339,355	—	1,761,563	1,761,563

[1]	The Company is obligated to provide benefits to Mr. Bradley at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Bradley for good reason (whether or not such termination follows a change in control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2010, of $24.66.

Charles Ill

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
			Termination	Control or by
			by Us	the NEO with
			Without	Good Reason
	Voluntary	Termination	Cause or by	Following a
	Termination	by Us For	NEO with	Change in
	by NEO	Cause	Good Reason	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)	($)	($)	($)	($)

Value of Cash Severance	—	—	666,667	666,667	—	—	—
Value of Benefits[1]	—	—	16,096	16,096	—	—	—
Market Value of Accelerated Stock Option Awards[2]	—	—	—	331,255	—	331,255	331,255
Market Value of Accelerated Restricted Stock Unit Awards[3]	—	—	—	1,212,434	—	1,212,434	1,212,434
Total	—	—	682,763	2,226,452	—	1,543,689	1,543,689

[1]	The Company is obligated to provide benefits to Mr. Ill at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Ill for good reason (whether or not such termination follows a change in control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2010, of $24.66.

[3]	The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2010, of $24.66.

Jordan Graham

				Termination
				by Us
				Without
				Cause
				Following a
			Termination	Change in
			by Us	Control or by
			Without	the NEO with
			Cause or by	Good Reason
	Voluntary	Termination	NEO with	Following a
	Termination	by Us For	Good	Change in
	by NEO	Cause	Reason	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)	($)	($)	($)	($)

Value of Cash Severance	—	—	1,012,500	1,012,500	—	—	—
Value of Benefits[1]	—	—	1,472	1,472	—	—	—
Market Value of Accelerated Stock Option Awards[2]	—	—	—	80,001	—	80,001	80,001
Market Value of Accelerated Restricted Stock Unit Awards[3]	—	—	—	821,992	—	821,992	821,992
Total	—	—	1,013,972	1,915,965	—	901,993	901,993

[1]	The Company is obligated to provide benefits to Mr. Graham at existing levels for 12 months post-termination if his employment is terminated by the Company without cause or by Mr. Graham for good reason (whether or not such termination follows a change in control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2010, of $24.66.

[3]	The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2010, of $24.66.

Deborah Kerr

				Termination
				by Us
				Without
				Cause
				Following a
			Termination	Change in
			by Us	Control or by
			Without	the NEO with
			Cause or by	Good Reason
	Voluntary	Termination	NEO with	Following a
	Termination	by Us For	Good	Change in
	by NEO	Cause	Reason	Control	Retirement	Disability	Death
Payment or Benefit	($)	($)	($)	($)	($)	($)	($)

Value of Cash Severance	—	—	645,000	645,000	—	—	—
Value of Benefits[1]	—	—	13,149	13,149	—	—	—
Market Value of Accelerated Stock Option Awards[2]	—	—	—	1,487,924	—	1,487,924	1,487,924
Market Value of Accelerated Restricted Stock Unit Awards[3]	—	—	—	814,273	—	814,273	814,273
Total	—	—	658,149	2,960,346	—	2,302,197	2,302,197

[1]	The Company is obligated to provide benefits to Ms. Kerr at existing levels for 12 months post-termination if her employment is terminated by the Company without cause or by Ms. Kerr for good reason (whether or not such termination follows a change in control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2010, of $24.66.

[3]	The amounts shown represent the restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 30, 2010, of $24.66.

Equity Compensation Plan Information

	Number of
	Securities to be
	Issued upon		Number of Securities
	Exercise of	Weighted Average	Remaining Available
	Outstanding	Exercise Price of	for Future Issuance
	Options	Outstanding	Under Equity
Plan Category	and Rights	Options and Rights	Compensation Plans

Equity compensation plans approved by security holders[1]	7,663,194	$30.18[2]	9,291,942[3]
Equity compensation plans not approved by security holders[4]	120,828	$33.91	1,784,181
Total	7,784,022	$30.25	11,076,123[3]

[1]	Includes the Company’s adopted and not terminated equity compensation plans approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options or the vesting of restricted stock units, and/or (b) are available for future issuance: the LTIP; and one remaining plan acquired as part of our acquisition of HNC Software, Inc. (the “HNC Legacy Approved Plan”). Both have shares of common stock available for future issuance at September 30, 2010. A total of 5,756,253 shares of Common Stock are available for future issuance under the LTIP. A total of 827,723 shares of Common Stock are available for future issuance under the remaining HNC Legacy Approved Plan.

This HNC Legacy Approved Plan permitted the issuance of options through the tenth anniversary of the plan’s adoption, the exercise price of which is equal to the fair market value on the date of grant. Under NYSE rules, use of HNC Legacy Approved Plan is limited, among other ways, to grants to persons who were not employed by the Company immediately prior to the HNC acquisition. No options have been issued under the HNC Legacy Approved Plan since the Company’s acquisition of HNC in August 2002, and the Company has no present plans or commitments to issue additional options under this plan, which is scheduled to expire in April 2011.

[2]	The weighted-average exercise price set forth in this column is calculated excluding outstanding restricted stock unit awards, since recipients are not required to pay an exercise price to receive the shares subject to these awards.

[3]	This amount includes (a) 2,707,966 shares available for issuance under the Company’s 1999 Employee Stock Purchase Plan, however the Board of Directors has suspended the plan effective January 1, 2009, and (b) the shares available for future issuance set forth in footnote (1) above.

[4]	Includes the Company’s adopted and not terminated equity compensation plans not approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options, and/or (b) are available for future issuance: the 2003 Employment Inducement Award Plan (the “EIAP”); and an individual option grant to our Chairman of the Board, Mr. Battle. For a description of the material features of the EIAP, see Note 17 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended September 30, 2010. Mr. Battle has 16,875 vested options outstanding, granted to him in February 2002. These shares have an exercise price equal to the fair market value on the grant date.

How can stockholders submit proposals for the 2012 Annual Meeting and otherwise?

Under the SEC rules, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2012 Annual Meeting, the proposal must be received by our Corporate Secretary, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, no later than 5:00 p.m. local time on August 29, 2011, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to our Corporate Secretary at that address. The Board believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. The Secretary will forward the substance of meaningful stockholder communications, including those relating to director candidates, to the Board or the appropriate committee upon receipt.

In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought by a stockholder before the 2012 Annual Meeting, the stockholder must give timely written notice thereof to the Corporate Secretary and must otherwise comply with our Bylaws. Our Bylaws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices no fewer than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s Annual Meeting. In the case of an Annual Meeting which is held more than 25 days before or after such anniversary date, in order for notice by the stockholder to be considered timely, it must be received no later than the close of business on the 10th day following the date of the first public announcement of the date of the Annual Meeting.

Can I access the Proxy Material on the Internet?

Yes. The Proxy Material is located on the “Investors” page of our website at www.fico.com, and at the following cookies-free website that can be accessed anonymously: http://investors.fico.com/phoenix.zhtml?c=67528&p=proxy.

May I request a copy of the Company’s Annual Report on Form 10-K?

Yes. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including the consolidated financial statements, schedules and list of exhibits and any particular exhibit specifically requested. Requests should be sent to: Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, Attn: Investor Relations. The Annual Report on Form 10-K is also available on the “Investors” page of our website at www.fico.com.

By Order of the Board of Directors

Mark R. Scadina
Executive Vice President, General Counsel and Secretary

Dated: December 27, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

INTERNET
http://www.proxyvoting.com/fico
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

86204-1
▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, “TWO YEARS” ON PROPOSAL 3, AND “FOR” PROPOSAL 4.	Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN

1.1 A. George Battle	☐	☐	☐	1.6 William J. Lansing	☐	☐	☐	2.	To approve the advisory (non-binding) resolution relating to the Company’s executive officer compensation as disclosed in this Proxy Statement.		☐	☐	☐

1.2 Nicholas F. Graziano	☐	☐	☐	1.7 Rahul N. Merchant	☐	☐	☐			1 YEAR	2 YEARS	3 YEARS	ABSTAIN
								3.	Advisory (non-binding) vote on the desired frequency of seeking approval of the Company’s executive officer compensation.	☐	☐	☐	☐

1.3 Mark N. Greene	☐	☐	☐	1.8 Margaret L. Taylor	☐	☐	☐

1.4 Alex W. Hart	☐	☐	☐	1.9 Duane E. White	☐	☐	☐

											FOR	AGAINST	ABSTAIN

1.5 James D. Kirsner	☐	☐	☐					4.	To ratify the appointment of Deloitte &Touche LLP as the Company’s independent auditors for the current fiscal year.		☐	☐	☐

								5.	In their discretion upon such other business as may properly come before the meeting.

I plan to attend the meeting	☐	YES

	Mark Here for Address Change or Comments SEE REVERSE		☐

Note: Sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation or partnership, please sign in firm name by authorized person.

Signature	Signature	Date

Each stockholder may be asked to present valid picture identification, such as driver’s license or employee identification badge, in addition to this admission ticket.
  Admission Ticket
FAIR ISAAC CORPORATION
2011 ANNUAL MEETING OF STOCKHOLDERS
ADMISSION TICKET
Please present this ticket for admittance of the
stockholder(s) named on the reverse side.
Admittance will be based upon availability of seating.
NON-TRANSFERABLE
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://investors.fico.com/phoenix.zhtml?c=67528&p=proxy
▼ FOLD AND DETACH HERE ▼

PROXY IS SOLICITED BY BOARD OF DIRECTORS
FOR ANNUAL MEETING FEBRUARY 1, 2011
      The undersigned hereby appoints Mark N. Greene, Mark R. Scadina and Nancy E. Fraser, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 1, 2011, or any postponement or adjournment thereof.
      THIS PROXY WHEN EXECUTED WILL BE VOTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE ON THE EXECUTED PROXY, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 4, AND “2 YEARS” FOR PROPOSAL 3.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side)

86204-1